Exhibit 10.29

STOCK PURCHASE AGREEMENT

BETWEEN

GAINSCO, INC.

MGA INSURANCE COMPANY, INC.

AND

MONTPELIER RE U.S. HOLDINGS LTD.

Dated as of August 13, 2007

i

ARTICLE 8	BUYER’S CLOSING DELIVERIES	34

ARTICLE 9	POST-CLOSING COVENANTS	35
9.1	General	35
9.2	Litigation Support	35
9.3	Cooperation as to Tax Matters	35
9.4	Change of Name	40

ARTICLE 10	INDEMNIFICATIONS	40
10.1	The Seller Parties’ Indemnification of the Buyer	40
10.2	The Buyer’s Indemnification of the Seller Parties	41
10.3	Notice of Claims	42
10.4	Third-Party Claims	42
10.5	Interest	43
10.6	Remedies	43
10.7	Limitations on Indemnification	44

ARTICLE 11	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	44

ARTICLE 12	TERMINATION	44
12.1	Termination of Agreement	44
12.2	Effect of Termination	46

ARTICLE 13	EXPENSES	46

ARTICLE 14	CONFIDENTIALITY	46

ARTICLE 15	MISCELLANEOUS	46
15.1	No Third-Party Beneficiaries	46
15.2	Entire Agreement	47
15.3	Succession and Assignment	47
15.4	Counterparts	47
15.5	Headings	47
15.6	Notices	47
15.7	Governing Law	49
15.8	Amendments and Waivers	49
15.9	Severability	49
15.10	Construction	49
15.11	Incorporation of Exhibits and Schedules	50
15.12	Consent to Jurisdiction	50
15.13	Enforcement	50
15.14	Non-Duplication	50

LIST OF EXHIBITS

Exhibit 1	Administration Agreement

Exhibit 2	Assumption Agreement

Exhibit 3	Quota Share Reinsurance Agreement

Exhibit 4	Reinsurance Trust Agreement

Exhibit 5	Guaranty Agreement

Exhibit 6	Transfer and Assignment Agreement

DISCLOSURE SCHEDULE

Section 1	Acceptable Financial Assets

Section 2.2	Purchase Price Adjustment

Section 4.1(c)	Noncontravention

Section 4.1(e)	Shares

Section 4.1(f)	Title to the Shares

Section 4.1(k)	Securities and Assets

Section 4.1(l)	Real Property

Section 4.1(m)	Employee Benefit Plans and Employees

Section 4.l(o)	Taxes

Section 4.1(p)	Suits and Other Proceedings - The Seller Parties and the Company

Section 4.1(r)	Compliance with Insurance Laws

Section 4.1(u)(2)	Licenses and Permits – Surplus or Excess Lines Qualifications

Section 4.1(u)(6)	Licenses and Permits – Deposits

Section 4.1(v)	Reinsurance

Section 4.l(w)(i)	Contracts

Section 4.l(w)(ii)	Specified Contracts

Section 4.1(x)	Insurance

Section 4.l(y)	Corporate Records

Section 4.l(z)	Consents and Approvals – The Seller Parties and the Company

Section 4.l(aa)	Contracts with Agents and Powers of Attorney

Section 4.1(ab)	Bank and Financial Institution Accounts

Section 4.1(ac)	Related Party Transactions

Section 4.2(g)	Consents and Approvals – The Buyer

Section 5.13	Intercompany Balances and Agreements

Section 6.1(m)	Banks with Continuing Accounts

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of August 13, 2007 (this “Agreement”), by and between Montpelier Re U.S. Holdings Ltd., a Delaware corporation (the “Buyer”); GAINSCO, INC., a Texas corporation (the “Parent”); and MGA Insurance Company, Inc., a stock property and casualty insurance company domiciled in the State of Texas and a wholly-owned subsidiary of the Parent (“MGA”).  The Parent and MGA are referred to herein as the “Seller Parties” and the Seller Parties and the Buyer are referred to collectively herein as the “Parties.”

WHEREAS, on the date hereof the Parent owns all of the issued and outstanding capital stock of General Agents Insurance Company of America, Inc., a stock property and casualty insurance company domiciled in the State of Oklahoma (the “Company”) and the Company owns all of the issued and outstanding capital stock of MGA;

WHEREAS, the Parties have agreed that the Buyer will purchase from the Parent, and the Parent will sell to the Buyer, all of the issued and outstanding capital stock of the Company in return for cash;

WHEREAS, the Buyer’s intent in acquiring the capital stock of the Company is that, as of the Closing Date, the Company shall be a “clean shell” to wit: its assets will consist only of the Company’s corporate franchise, its license to transact insurance as a property and casualty insurance company pursuant to the Oklahoma Insurance Code, and certain other assets as contemplated herein and that the Company shall have no liabilities that have not been provided for as contemplated herein; and

WHEREAS, in connection with this Agreement, as of the Closing Date, the Seller Parties are to take the actions provided for herein to (i) cause one hundred percent (100%) of the Company’s existing insurance liabilities and claims to be reinsured; (ii) provide for the Company’s remaining liabilities; and (iii) reduce the Company’s capital and surplus, all as contemplated herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE  1

DEFINITIONS

“Acceptable Financial Assets” means only the following kinds of assets which shall be valued at their Market Value as of the close of business on the Business Day immediately preceding the Closing Date:  (i) cash and Cash Equivalents; (ii) investment grade obligations of U.S. corporations or state or local governments (or instrumentalities thereof) (other than Cash Equivalents) that are listed in Section 1 of the Disclosure Schedule and are permissible investments under Oklahoma insurance law; and (iii) existing deposits of cash, securities or other assets with state insurance departments listed in Section 4.1(u)(6) of the Disclosure Schedule.

“Act” means the Securities Act of 1933, as amended.

“Administration Agreement” means the Administration Agreement between the Company and MGA substantially in the form attached as Exhibit 1 hereto.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Ancillary MGA Agreements” means the Administration Agreement, the Assumption Agreement, the Transfer and Assignment Agreement, the Quota Share Reinsurance Agreement and the Reinsurance Trust Agreement.

“Assumption Agreement” means the Liability Assumption Agreement between the Company and MGA substantially in the form attached as Exhibit 2 hereto.

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the State of Connecticut or Texas are permitted or obligated by law to be closed or a day on which the New York Stock Exchange is closed for trading.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.1 below.

“Cap” shall have the meaning set forth in Section 10.7.

“Cash Equivalent” shall mean United States Treasury obligations or senior corporate debt obligations issued by Entities rated “AAA” or its equivalent by one or more nationally recognized rating organizations, in each case having a remaining term to maturity as of the last Business Day preceding the Closing Date of less than six (6) months.

“Claim Notice” shall have the meaning set forth in Section 10.3 below.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any particular Code Section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the preface.

“Company Financial Statements” has the meaning set forth in Section 4.1(g)(3) below.

“Confidentiality Agreement” shall have the meaning set forth in Article 14.

“Consolidated Tax Return” has the meaning set forth in Section 9.3(a)(1).

“Contract” or “Contracts” has the meaning set forth in Section 4.1(w).

“Deposit” has the meaning set forth in Section 4.1(t)(5) below.

“Disclosure Schedule” means the Disclosure Schedule referred to in this Agreement.

“Elections” has the meaning set forth in Section 9.3(j)(1).

“Employee Benefit Plan” means each written or oral “employee benefits plan” (as such term is defined in Section 3(3) of ERISA) and each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, retirement, savings excess benefit, supplemental unemployment, paid-time off, educational assistance, vacation, sick leave, severance, disability, death benefit, medical, dental or life insurance plan, program or arrangement, in each case adopted, sponsored, maintained or contributed to or required to be adopted, sponsored, maintained or contributed to by or on behalf of the Company for the benefit of any present or former officers, directors, employees, consultants or agents of the Company (including any dependents or beneficiaries thereof) or as to which the Company may have any present or future liability.

“Encumbrance” means a Lien, voting agreement, voting trust, proxy or any other similar arrangement or restriction of any kind whatsoever.

“Entity” means a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Environmental Liability” has the meaning set forth in Section 4.1(s).

“Escrow and/or Custodial Agreements” means the agreements entered into by the Company pursuant to the insurance laws of the states of Louisiana and New Hampshire, including the Custodian Agreement dated August 10, 1992 by and between the Company and First NH Investment Services Corporation and the pledged certificates of deposit in the aggregate amount of $200,000.00 securing obligations of the Company under Louisiana insurance laws; provided that the agreement with respect to Louisiana, and the deposit relating thereto, shall be excluded if, at the Closing, the Company has a Surplus or Excess Lines Qualification in Louisiana and the deposit is necessary with respect thereto.

“Existing Reinsurance Agreements” has the meaning set forth in Section 4.1(v) below.

“Filing Party” has the meaning set forth in Section 9.3(a)(3) below.

“Final Fair Market Value” has the meaning set forth in Section 2.5(b) below.

“Form A Filing” has the meaning set forth in Section 5.2(c) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any court, arbitral body, administrative or governmental body, department, commission, board, agency, political subdivision or instrumentality, or any legislative, executive or regulatory authority or agency.

“Guaranty Agreement” means the Guaranty Agreement of the Parent in favor of the Buyer substantially in the form of Exhibit 5 hereto.

“Income Tax” means any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 10.3 below.

“Independent Accounting Firm” shall mean an independent nationally recognized accounting firm mutually acceptable to the Buyer and the Seller Parties.

“Indemnitor” has the meaning set forth in Section 10.3 below.

“Information” shall have the meaning set forth in Article 14 below.

“Insurance License” shall have the meaning set forth in Section 4.1(u)(1) below.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any bond, debenture, note, instrument, stock, security or other obligation or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means the actual knowledge of the designated party or such knowledge that should have been gained through reasonable inquiry by such party.  The Seller Parties or the Buyer shall be deemed to have knowledge of a particular fact or other matter only if any individual who is serving as an executive officer of such party has, or at any time had, Knowledge of such fact or other matter.

“Latest Balance Sheet” means the unaudited statutory balance sheet of the Company as of March 31, 2007.

“Laws” shall have the meaning set forth in Section 4.1(q) below.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect the ownership by a third party of property leased pursuant to a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Loss” means, with respect to any Person, any and all claims, losses, liabilities, damages, deficiencies, obligations, costs or expenses, penalties and reasonable attorneys’ fees and disbursements incurred by such Person (other than any Taxes or any such amounts to the extent related to Taxes).

“Market Value” means (i) in the case of securities (other than Cash Equivalents) listed on an exchange or on an over-the-counter market, the closing price on such exchange or market (or the average of the closing bid and asked prices if there is no closing price) plus all accrued but unpaid interest on such securities through the last Business Day preceding the Closing Date if such amount is not already reflected in such closing price (or such bid and asked prices) and (ii) in the case of cash or Cash Equivalents, the face amount thereof.

“Material Adverse Effect” means a change, event (including any damage, destruction or Loss, whether or not covered by insurance), condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Insurance License or Surplus or Excess Lines Qualifications held by the Company or on the assets (tangible or intangible), liabilities, regulatory compliance or governmental relations of the Company; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect:  (i) a change in the Market Value of Investments made in accordance with the investment guidelines in effect prior to the date hereof; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (iii) any adverse change or effect that arises out of conditions effecting the insurance or financial services industries generally, including, without limitation, circumstances, changes or effects in or affecting interest rates, securities markets, accounting principles, practices or conventions or applicable law (whether federal, state, local or foreign); or (iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby.

“MGA” has the meaning set forth in the preface.

“MGA Financial Statements” has the meaning set forth in Section 4.1(g)(2) below.

“New York Trust Agreement” means the Company’s Declaration of Trust, dated October 10, 1994, creating a trust in accordance with the New York Insurance Law.

“Parent Financial Statements” has the meaning set forth in Section 4.1(g)(1) below.

“Parties” has the meaning set forth in the preface.

“Person” means an individual or an Entity.

“Policies” has the meaning set forth in Section 4.1(u)(3) below.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof that ends on or prior to the Closing Date.

“Post-Closing Tax Period” shall mean any taxable period or portion thereof that begins after the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2.

“Rebate or Kickback” has the meaning set forth in Section 4.1(t).

“Related Transactions” means the transactions described in Sections 3.1, 3.2, 3.3 and 3.4.

“Reinsurance Trust Agreement” means the Reinsurance Trust Agreement substantially in the form of Exhibit 4, and subject to reasonable revisions requested by the appointed trustee.

“Quota Share Reinsurance Agreement” means the Quota Share Reinsurance Agreement between the Company and MGA substantially in the form of Exhibit 3.

“SAP” means, with respect to any Person, the statutory accounting principles and applicable actuarial standards of practice prescribed or permitted by the rules and regulations of the National Association of Insurance Commissioners and the insurance commissioner (or similar authority) of such Person’s jurisdiction of domicile, applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting principles or actuarial standards of practice so prescribed or permitted).

“Section 2.2 Amount” has the meaning set forth in Section 2.2.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Parties” has the meaning set forth in the preface.

“Seller Indemnitees” shall have the meaning set forth in Section 10.2 below.

“Shares” has the meaning set forth in Section 4.1(e) below.

“Straddle Taxes” has the meaning set forth in Section 9.3(f)(3) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Surplus or Excess Lines Qualified” or “Surplus or Excess Lines Qualification” means (i) with respect to those United States jurisdictions which maintain a list of insurance companies which are approved, qualified or eligible to write insurance coverage on a “surplus lines” or “excess lines” basis, as those terms are commonly understood in the United States insurance industry, the inclusion of the Company on such list or written confirmation from a Governmental Authority of such United States jurisdiction that the Company will appear in the next publication of such list; (ii) with respect to those United States jurisdictions in which a surplus lines association or excess lines association or stamping office maintains a list of insurance companies approved, qualified or eligible to write insurance coverage on a surplus lines or excess lines basis, the inclusion of the Company on such list or the written confirmation from the surplus lines association or excess lines association or stamping office that the Company will appear in the next publication of such list; and (iii) with respect to the United States jurisdictions in which neither clause (i) nor clause (ii) above applies, the Company satisfies the requirements of such jurisdiction for writing insurance coverage on a surplus lines or excess lines basis.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, registration, excise, franchise, capital stock, profits, license, stamp, lease, service, service use, payroll, wage, employment, social security, severance, occupation, excise, premium, real or personal property, windfall profits, customs, duties, alternative or add-on minimum, estimated and other taxes, fees, assessments and charges of any kind whatever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, whether disputed or not.

“Tax Indemnifying Party” has the meaning set forth in Section 9.3(a)(3) below.

“Tax Claim” has the meaning set forth in Section 9.3(d) below.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Threshold” shall have the meaning set forth in Section 10.7.

“Transfer and Assignment Agreement” means the Transfer and Assignment Agreement between the Company and MGA substantially in the form attached as Exhibit 6 hereto.

“Transfer Taxes” has the meaning set forth in Section 9.3(c) below.

ARTICLE 2

PURCHASE AND SALE OF COMPANY SHARES

2.1           Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller Parties, and the Seller Parties agree to sell to the Buyer, all of the Shares for the consideration specified in Section 2.2.

2.2           Purchase Price.  The Buyer agrees to pay to the Seller Parties (as directed by them) at the Closing an amount equal to the sum of (i) $4,750,000, (ii) $125,000 for each of the States of Louisiana and Colorado if the Company has a Surplus or Excess Lines Qualification that is valid, in force, unimpaired and in good standing on the Closing Date in such state, and (iii) the Market Value of Acceptable Financial Assets owned by the Company immediately prior to the Closing (which shall exclude (a) the assets to be included in the transfer to the Parent pursuant to Section 3.1, (b) the assets held in trust pursuant to the New York Trust Agreement and the Liberty Trust, (c) the assets held pursuant to the Escrow and/or Custodial Agreement for the State of New Hampshire and, if the Excess or Surplus Lines Qualification for Louisiana is not in force on the Closing Date, the assets held pursuant to the Escrow and/or Custodial Agreement for the State of Louisiana, and (d) the assets included in the transfers contemplated by Section 3.3(a)) in an amount equal to $5,000,000 (the “Purchase Price”); provided, however, that if any of the Company’s Surplus or Excess Lines Qualifications in the jurisdictions listed in Section 4.1(u)(2) of the Disclosure Schedule is not valid, in force, unimpaired and in good standing on the Closing Date, the Purchase Price shall be reduced by the amount set forth in Section 2.2 of the Disclosure Schedule opposite the name of the jurisdiction in which such Surplus or Excess Lines Qualification is not valid, in force, unimpaired or in good standing, or, if there is more than one such jurisdiction, the sum of the amounts set forth in Section 2.2 of the Disclosure Schedule opposite the names of such jurisdictions (the “Section 2.2 Amount”).  At the Closing, in exchange for the delivery by the Seller Parties to the Buyer of the Shares, the Buyer shall pay to the Seller Parties the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Seller Parties.

2.3           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Parent at 3333 Lee Parkway, Suite 1200, Dallas, Texas, commencing at 10:00 a.m., local time on a date to be mutually agreed within thirty (30) days following the satisfaction or waiver of all conditions precedent set forth in this Agreement (other than conditions with respect to actions that the respective Parties will take at the Closing itself) or such other date as may otherwise be agreed upon by the Seller Parties and the Buyer (the “Closing Date”).  The Parties shall use their best efforts to cause the Closing to be effective as of the first day of a calendar month.

2.4           Deliveries at the Closing.  At the Closing, (i) the Seller Parties will deliver to the Buyer the various certificates, instruments, and documents referred to in Article 7 below, (ii) the Buyer will deliver to the Seller Parties the various certificates, instruments, and documents referred to in Article 8 below, (iii) the Seller Parties will deliver to the Buyer stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller Parties the consideration specified in Section 2.2.

2.5           Post Closing Adjustment.

(a)           At least three (3) Business Days prior the Closing Date, the Seller Parties shall provide to the Buyer a preliminary determination of the projected Market Value of the Acceptable Financial Assets as of the Closing Date.

(b)           Within five (5) Business Days after the Closing Date, the Seller Parties shall provide to the Buyer a final determination of the Market Value of the Acceptable Financial Assets as of the Closing Date (“Final Fair Market Value”).  If the Final Fair Market Value exceeds $5,000,000, then the Buyer shall pay to the Seller Parties an amount equal to such excess, in immediately available funds by wire transfer to a bank account designated in writing by the Seller Parties.  If the Final Fair Market Value is less than $5,000,000, then the Seller Parties shall pay to the Buyer an amount equal to such shortfall, in immediately available funds by wire transfer to a bank account designated in writing by the Buyer.  Any payment due pursuant to this Section 2.5(b) shall be made within ten (10) Business Days after the Closing Date or, if a Dispute Notice is filed pursuant to Section 2.5(c), within five (5) Business Days after the resolution of the disagreement described in such Dispute Notice.

(c)           In the event that the Buyer disagrees with the Final Fair Market Value of the Acceptable Financial Assets, the Buyer shall provide notice of such disagreement and the nature or reason therefor to the Seller Parties no later than three (3) Business Days after the delivery to the Buyer of such final determination (the “Dispute Notice,” and the date of its delivery, the “Dispute Notice Date”).  The Seller Parties and the Buyer shall use their best efforts to resolve such disagreement by negotiation for five (5) Business Days following the Dispute Notice Date, and if no resolution is reached within such period, the dispute shall be jointly submitted by the Buyer and the Seller Parties to the Independent Accounting Firm on the next Business Day following the expiration of such period.  The Independent Accounting Firm shall make its determination of the Fair Market Value of the Acceptable Financial Assets as of the Closing Date within fifteen (15) Business Days after submission thereof, which determination shall be binding and conclusive on all of the Parties hereto.  Each of the Parties shall cooperate fully in assisting the Independent Accounting Firm, as it may require or request, to reach such determination and shall take all actions necessary to expedite and to cause the Independent Accounting Firm to expedite such determination.  Upon completion of the Independent Accounting Firm’s review, payment of any amount required pursuant to Section 2.5(b) shall be made by the Seller Parties or the Buyer, as the case may be, within five (5) Business Days after such determination.  The Seller Parties and the Buyer shall each pay fifty percent (50%) of the total fees and expenses of the Independent Accounting Firm; provided, however, if the Independent Accounting Firm makes its determination of the Fair Market Value of the

Acceptable Financial Assets as of the Closing Date and such determination is substantially the same as the value determined by one of the Parties, then the other Party shall pay 100% of the total fees and expenses of the Independent Accounting Firm.

ARTICLE 3

RELATED TRANSACTIONS

Subject to the additional conditions precedent set forth in Article 6 of this Agreement, the obligations of the Buyer and the Seller Parties to consummate the purchase of the Shares is subject to and conditioned upon completion of the following transactions in form and substance reasonably satisfactory to the Buyer and the Seller Parties:

3.1           Corporate Restructuring.  Prior to the Closing and after completion of the transaction contemplated in Section 3.3(a), and subject to receipt of all applicable consents and approvals identified in Section 4.1(z) of the Disclosure Schedule in form and substance reasonably acceptable to the Parties, the Seller Parties shall cause the Company to transfer to the Parent all of the issued and outstanding capital stock of MGA.

3.2           Transfer of Liabilities and Obligations.

(a)           At the Closing, MGA and the Company shall enter into the Assumption Agreement, the Transfer and Assignment Agreement, and the Administration Agreement, and the Parent shall enter into the Guaranty Agreement.

(b)           No later than the close of business on the Business Day immediately preceding the Closing Date, (i) the Seller Parties shall terminate and commute any and all intercompany cessions, reinsurance agreements, retrocessions, pooling arrangements and other transfers of insurance risk by and between the Company, on the one hand, and the Seller Parties and their Affiliates, on the other hand; (ii) MGA shall enter into the Quota Share Reinsurance Agreement, and (iii) MGA and the Company shall enter into the Reinsurance Trust Agreement, and MGA shall transfer to the trustee, for deposit to the trust account thereunder, the assets described therein.  The performance of MGA under the Quota Share Reinsurance Agreement, including its financial obligations described therein, shall be secured by the Reinsurance Trust Agreement.

(c)           The Seller Parties and the Buyer acknowledge and agree that it is their mutual intent that the Company shall have no liabilities or obligations whatsoever at the Closing, except for the liabilities and obligations specified in the last sentence of Section 4.1(h), and the Seller Parties shall take all necessary steps to ensure that the Company receives full financial statement credit for the transfers and assumptions contemplated by this Section 3.2 under the Laws of the State of Oklahoma.

3.3           Reduction in Capital and Surplus.

(a)           On the Closing Date and prior to the Closing and the transaction contemplated in Section 3.1, and subject to receipt of all applicable consents and approvals identified in Section 4.1(z) of the Disclosure Schedule in form and substance reasonably acceptable to the Parties, the Company shall transfer to MGA all of the assets of the Company in amounts sufficient to reduce the remaining statutory capital and surplus of the Company (without counting its investment in MGA and after giving effect to the initial reserve transfer contemplated by the Quota Share Reinsurance Agreement and after taking into account the assets to be transferred pursuant to the Transfer and Assignment Agreement) to $5,000,000.  In connection with the transfer of such assets, at or prior to the Closing the Company shall notify JP Morgan Chase Bank, as successor to Texas Commerce Bank, trustee under the New York Trust Agreement, of the Company’s intention to terminate such Trust Agreement.  At the Closing, pursuant to the Transfer and Assignment Agreement, the Company shall assign to MGA all of the Company’s right, title and interest in and to the New York Trust Agreement, the Escrow and/or Custodial Agreements, and the Liberty Trust, and all proceeds thereof, and shall designate MGA as the Company’s agent and representative in connection with all matters relating to such trusts and other arrangements and shall authorize MGA to take all steps necessary or desirable to terminate said arrangements, including without limitation, the power and authority to engage a firm of independent certified public accountants to conduct the audit of the trust fund and to negotiate with the New York Department of Insurance regarding the termination of the New York Trust Agreement and the distribution of the proceeds thereof.  MGA shall assume and be responsible for all fees and other costs associated with the administration of the trust after the Closing Date and all expenses, taxes and other charges and liabilities associated with the termination of the trust; and MGA shall indemnify and hold the Company harmless from and against any and all such fees, costs, expenses, taxes and other charges and liabilities relating thereto.

(b)           The Seller Parties and the Buyer agree that following the transfer by the Company of the capital stock of MGA pursuant to Section 3.1 and the amount described in Section 3.3(a) and the consummation of the transactions contemplated by the Ancillary MGA Agreements, the Company shall not have any material assets except for the assets specified in the last sentence of Section 4.1(k).

(c)           On the Closing Date and after the Closing, the Buyer shall contribute admissible unencumbered assets to the Company totaling $15,000,000.

3.4           Elimination of Intercompany Contracts and Pools.  Except as contemplated by Section 5.13, prior to the Closing, and subject to all applicable consents and approvals identified in Section 4.1(z) of the Disclosure Schedule, the Seller Parties shall remove the Company as a party from all intercompany contracts and pools, excluding reinsurance in place to meet the terms of this Agreement.  Except as contemplated by Section 5.13, the Seller Parties and the Buyer acknowledge and agree that it is their mutual intent that the Company shall have no liabilities or obligations with respect to any intercompany contracts or pools whatsoever at or after the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

4.1           Representations and Warranties of the Seller Parties.  As a material inducement to the Buyer to enter into this Agreement and purchase the Shares, the Seller Parties, jointly and severally, make the following representations and warranties to the Buyer.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Section of the Disclosure Schedule identifies the relevant exception in reasonable detail.

(a)           Organization of the Seller Parties and the Company.

(1)           The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Agreement and the Guaranty Agreement, to perform its obligations hereunder and thereunder, and to carry out the other transactions contemplated hereby and thereby.

(2)           MGA is a stock property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver this Agreement and the Ancillary MGA Agreements, to perform its obligations hereunder and thereunder, to own, hold, sell and transfer the Shares to the Buyer (subject to the receipt of the consents and approvals set forth in Section 4.1(z) of the Disclosure Schedule), and to carry out the other transactions contemplated hereby and thereby.

(3)           The Company is a stock property and casualty insurance company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, to execute and deliver the Ancillary MGA Agreements, to perform its obligations thereunder and to carry out the other transactions contemplated hereby and thereby.  At the Closing, the Company will not own and will not be obligated to in any way to acquire, either directly or indirectly, any voting securities or other equity interest or securities in any other Entity or be a participant in any partnership, pooling arrangement or joint venture with any other Person.

(4)           The copies of the articles of incorporation, bylaws and other organizational documents of the Seller Parties and the Company that have been furnished to the Buyer and its counsel reflect all amendments made thereto at any time prior to the date of this Agreement or the Closing, as the case may be, and are true, correct and complete.

(b)           Authorization of the Transactions.

(1)           The execution and delivery of this Agreement by the Seller Parties and the performance by the Seller Parties of their respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of each of the Seller Parties.  This Agreement constitutes a legal, valid, and binding obligation of each the Seller Parties and is enforceable against each of the Seller Parties in accordance with its terms.

(2)           At the Closing, the Guaranty Agreement will have been duly executed and delivered by the Parent and the performance by the Parent of its obligations thereunder will have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Guaranty Agreement will constitute a legal, valid and binding obligation of the Parent and will be enforceable against the Parent in accordance with its terms.

(3)           At the Closing, the Ancillary MGA Agreements will have been duly executed and delivered by MGA and the performance by MGA of its obligations thereunder will have been duly and validly authorized by all necessary corporate action on the part of MGA.  At the Closing and subject to the receipt of the consents and approvals set forth in Section 4.1(z) of the Disclosure Schedule, the Ancillary MGA Agreements will each constitute a legal, valid, and binding obligation of MGA and will be enforceable against MGA in accordance with its terms.

(c)           Noncontravention.

(1)           Neither the execution and delivery of this Agreement or the Guaranty Agreement nor, subject to the receipt of the consents and approvals set forth in Section 4.1(z) of the Disclosure Schedule, the consummation of the transactions contemplated hereby and thereby and the performance of and compliance with the terms hereof and thereof by the Parent will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Parent is subject,  (ii) violate any provision of the articles of incorporation, bylaws or other organizational documents of the Parent, (iii) except as set forth in Section 4.1(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Lien upon the Shares or any other assets of the Parent, under any agreement, contract, lease, license, instrument, or other arrangement to which the Parent is a party or by or to which it or its assets may be bound or subject.

(2)           Neither the execution and delivery of this Agreement, the Administration Agreement and the Assumption Agreement nor, subject to the receipt of the consents and approvals set forth in Section 4.1(z) of the Disclosure Schedule, the execution and delivery of the Transfer and Assignment Agreement, the Quota Share

Reinsurance Agreement and the Reinsurance Trust Agreement and the consummation of the transactions contemplated hereby and thereby and the performance of and compliance with the terms hereof and thereof by MGA and the Company, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which MGA or the Company is subject, (ii) violate any provision of the articles of incorporation, bylaws or other organizational documents of MGA or the Company, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Lien upon the Shares or any other assets of MGA or the Company, under any agreement, contract, lease, license, instrument, or other arrangement to which either MGA or the Company is a party or by or to which either of them or their assets may be bound or subject.

(d)           Brokers’ Fees.  Neither the Seller Parties nor the Company has nor will have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)           Shares.  The authorized capital stock of the Company consists of 4,000,000 shares of common stock, par value $1.00 per share, of which 3,000,000 shares are issued and outstanding (the “Shares”).  The Company does not have any other class of authorized capital stock.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in Section 4.1(e) of the Disclosure Schedule, there are no outstanding securities, profit participation rights, obligations, rights, subscriptions, warrants, options, phantom stock rights, calls, commitments or demands of any character or (except for this Agreement) other contracts of any kind that give any Person the right to (i) purchase or otherwise receive or be issued any shares of capital stock of the Company or any security or liability of any kind convertible into or exchangeable for any shares of capital stock of the Company or any unit, equity appreciation rights or phantom stock rights in any equity plan, or (ii) other than the Seller Parties, receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Shares, or any rights to participate in the equity, income or election of directors or officers of the Company.

(f)            Title to the Shares.  Except as set forth in Section 4(f) of the Disclosure Schedule, as of the date hereof the Parent has marketable title to the Shares free and clear of all Liens and, upon delivery of the Shares to the Buyer pursuant to Section 2.4, the Buyer will acquire good and marketable title thereto, free and clear of any Liens other than those created by the Buyer.

(g)           Financial Statements.  The Seller Parties have furnished to the Buyer true and complete copies of the following financial statements:

(1)           The audited consolidated financial statements of the Parent and its consolidated Subsidiaries as of and for the three years ended December 31, 2004, through December 31, 2006, and the unaudited consolidated financial statements as of and for the quarter ended March 31, 2007 (together with the notes relating thereto, whether or not included therein) (collectively, the “Parent Financial Statements”).  Each Parent Financial Statement, including without limitation, each consolidated balance sheet and each of the consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows contained therein, (i) was prepared in accordance with GAAP applied on a basis and in a manner consistent with prior periods except as disclosed in the notes thereto, (ii) is consistent with the books and records of the Parent and its consolidated Subsidiaries (which are accurate and complete in all material respects), and (iii) fairly presents the consolidated financial condition as of the date thereof, and the consolidated results of operations, shareholders’ equity and cash flows for and during the periods covered thereby, of the Parent.  The Parent maintains, on behalf of itself and its consolidated subsidiaries, a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (3) access to assets is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable market intervals and appropriate action is taken with respect to any differences.

(2)           MGA’s audited statutory financial statements as of and for the three years ended December 31, 2004, through December 31, 2006, and the unaudited statutory financial statements as of and for the quarter ended March 31, 2007 (together with the notes relating thereto, whether or not included therein), as filed with or submitted to Texas Department of Insurance on forms prescribed or permitted by such department (collectively, the “MGA Financial Statements”).  Each MGA Financial Statement complied in all material respects with all applicable laws, statutes, rules and regulations when so filed, and all material deficiencies with respect to any MGA Financial Statement have been cured or corrected.  Each MGA Financial Statement, including without limitation, each balance sheet and each of the statements of operations, capital and surplus accounts and cash flows contained therein, (i) was prepared in accordance with SAP applied on a basis and in a manner consistent with prior periods except as disclosed in the notes thereto, (ii) is consistent with the books and records of MGA (which are accurate and complete in all material respects), and (iii) fairly presents the financial condition as of the date thereof, and the results of operations for and during the periods covered thereby, of MGA.  MGA has disclosed to the Buyer all accounting principles or practices used in preparing the MGA Financial Statements for which MGA has requested approval or received permission from the Texas Department of Insurance.

(3)           The Company’s audited statutory financial statements as of and for the three years ended December 31, 2004, through December 31, 2006, and the unaudited statutory financial statements as of and for the quarter ended March 31, 2007 (together with the notes relating thereto, whether or not included therein), as filed with or submitted to the Oklahoma Insurance Department on forms prescribed or permitted by such department (collectively, the “Company Financial Statements”).  Each Company Financial Statement complied in all material respects with all applicable laws, statutes, rules and regulations when so filed, and all material deficiencies with respect to any

Company Financial Statement have been cured or corrected.  Each Company Financial Statement, including without limitation, each balance sheet and each of the statements of operations, capital and surplus accounts and cash flows contained therein, (i) was prepared in accordance with SAP applied on a basis and in a manner consistent with prior periods except as disclosed in the notes thereto, (ii) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), and (iii) fairly presents the financial condition as of the date thereof, and the results of operations for and during the periods covered thereby, of the Company.  The Seller Parties have disclosed to the Buyer all accounting principles or practices used in preparing the Company Financial Statements for which the Company has requested approval or received permission from the Oklahoma Insurance Department.

(h)           Absence of Undisclosed Liabilities.  On the date hereof, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, unliquidated and whether for insurance liabilities or otherwise, whether or not known to the Seller Parties or the Company, whether due or to become due and regardless of when asserted) other than liabilities and obligations reflected in the Company Financial Statements.  As of the Closing, the Company will have no liabilities or obligations of any nature whatsoever, except for liabilities which are transferred to and assumed by MGA pursuant to the Quota Share Reinsurance Agreement, liabilities reinsured pursuant to the Existing Reinsurance Agreements, liabilities which are assumed by MGA from the Company pursuant to the Assumption Agreement, obligations under the Transfer and Assignment Agreement, liabilities the responsibility for which is delegated to MGA pursuant to the Administration Agreement, payables to MGA with respect to reinsurance recoverables under the Existing Reinsurance Agreements, if any, and liabilities for Taxes which are not yet due and payable.

(i)            Absence of Certain Events.  Since December 31, 2006, the Company has conducted no business other than that reasonably related to running off of its existing insurance business and the settlement of claims, and has not, except in furtherance of the transactions contemplated by this Agreement, including those identified in Article 3:

(1)           issued or renewed any policies of insurance or reinsurance or otherwise engaged in the insurance or reinsurance business, except for transactions under the Existing Reinsurance Agreements;

(2)           issued any bonds, debentures, notes or other debt securities or any capital stock or other equity interests or any securities convertible, exchangeable or exercisable into any capital stock or other equity interests;

(3)           borrowed any amount or incurred or become subject to any liability or other obligation;
(4)           declared, set aside or made any payment or distribution of cash or other property to its shareholders or equity holders with respect to its capital stock or other equity interests or purchased or redeemed any shares of its capital stock or other equity interests (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(5)           mortgaged or pledged any of its properties or assets (tangible or intangible) or subjected them to any material Lien;
(6)           sold, assigned or transferred any of its tangible assets or canceled any material debts or claims;
(7)           sold, assigned, transferred or licensed any intangible assets;
(8)           suffered any extraordinary, material losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;
(9)           made any Investment, except for Investments in the ordinary course of business;
(10)         made any capital expenditures or commitments ;
(11)         made any loans or advances to, or guaranties for the benefit of,  any other Person;
(12)         suffered any material damage, destruction or casualty loss, whether or not covered by insurance;
(13)         taken any steps to incorporate any Subsidiary; or
(14)         entered into any other material transaction, except Investment transactions in the ordinary course of business.

(j)            No Material Adverse Effect.  As of the date hereof, since March 31, 2007, there has been, no Material Adverse Effect with respect to the Company.

(k)           Securities and Assets.  The Company has marketable title to the stock, bonds, notes and other securities and the other assets owned by the Company on the date of this Agreement, free and clear of all Liens.  Section 4.1(k) of the Disclosure Schedule lists all investments in stock, bonds, notes and other securities owned by the Company on March 31, 2007, all of which complied when made in all respects with applicable insurance laws and regulations, except for restrictions in respect of Deposits or the rights of third parties arising out of the Existing Reinsurance Agreements.  At the Closing Date, the Company will have no assets, except the Acceptable Financial Assets.

(l)            Real Property.  Except as set forth in Section 4.1(l) of the Disclosure Schedule, the Company does not have, and never has had, any ownership interest, security interest, leasehold interest, license or other interest of any kind in any real property whatsoever.

(m)          Employee Benefit Plans and Employees.  Except as set forth in Section 4.1(m) of the Disclosure Schedule, the Company has not adopted, maintained, sponsored, contributed to, participated in or incurred any liability under or with respect to any Employee Benefit Plan.  At or before the Closing Date, the Company’s participation in all Employee

Benefit Plans listed in Section 4.1(m) of the Disclosure Schedule shall have been terminated and any liabilities related thereto shall have been assumed by MGA pursuant to the Assumption Agreement.  The Company has no employees and has no obligation to pay any compensation or benefits to, and has no other existing or contingent liability to, any of its former officers, directors or employees.

(n)           No Intercompany Liabilities.  Except as contemplated by Section 5.13, as of the Closing, there will be no outstanding liabilities or obligations between or among the Company, on the one hand, and the Seller Parties or any Affiliate thereof, on the other hand, except under the Ancillary MGA Agreements.

(o)           Taxes.  Except as set forth in Section 4.1(o) of the Disclosure Schedule, (i) all Tax Returns which are required to be filed by or with respect to the Company have been duly and timely filed in accordance with all applicable Laws; (ii) all such Tax Returns are true, correct and complete and have been prepared in compliance with all applicable laws and regulations; (iii) all Taxes due or claimed or asserted by any Taxing authority to be due from or with respect to the Company for the periods covered by such returns (whether or not such Taxes are shown on a Tax Return) have been duly and timely paid; (iv) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (v) all Taxes which are required to be withheld from amounts paid or owing to any employee, shareholder, creditor or third party contractor of the Company have been withheld and paid over to the appropriate Taxing authorities; (vi) all Taxes have been duly and fully provided for in the books and records of the Company in accordance with SAP, including without limitation, in each of the Company Financial Statements; (vii) no statute of limitations with respect to any Taxes has been waived and no extension of time with respect to any Tax assessment or deficiency has been agreed to by or on behalf of the Company; (viii) the accrual for Taxes on the Latest Balance Sheet would be adequate to pay all Tax liabilities of the Company if its current tax year were to end on the date of the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); (ix) since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes; (x) an assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company would not exceed the recorded liability therefor on the Latest Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); (xi) no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company and neither of the Seller Parties nor the Company has received any notice indicating an intent to commence any such proceeding; (xii) no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no notice indicating an intent to open an audit or other review has been received by the Seller Parties or the Company from any foreign, federal, state or local taxing authority; (xiii) there are no material unresolved claims concerning the Company’s Tax liabilities; (xiv) no claim has been made by any Taxing authority that the Company is subject to Tax or required to file a Tax Return in any jurisdiction where it has not filed Tax Returns; (xv) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company; (xvi) the Company is not liable for the Taxes of any other Person (a) as a transferee or successor, (b) by contract or indemnity, (c) under Treasury Regulation §1.1502-6 (or any corresponding provision of state, local or foreign Tax law) or (d) otherwise; (xvii) the Company is not a party to or bound by any

Tax indemnity, Tax sharing or Tax allocation agreement; (xviii) the Company is not jointly or severally liable for Taxes as a result of being a member of a consolidated group, other than the consolidated group of which the Seller Parties and their Affiliates are members; (xix) the Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed prior to the Closing, (c) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign law), (d) installment sale or open transaction disposition made prior to the Closing, or (e) prepaid amount received prior to the Closing; and (xx) the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(p)           Suits and Other Proceedings.  Except as set forth in Section 4.1(p) of the Disclosure Schedule, as of the date of this Agreement there are no actions, suits, proceedings, claims, investigations or examinations pending against either of the Seller Parties or the Company or, to the Knowledge of the Seller Parties, threatened against or affecting either of the Seller Parties or the Company, nor any administrative, arbitration or mediation proceedings pending against either of the Seller Parties or the Company or, to the Knowledge of the Seller Parties, threatened against the Seller Parties or the Company, nor is there any outstanding order, writ, injunction, award or decree of any Governmental Authority or any arbitration tribunal or mediator against either of the Seller Parties or the Company.  Section 4.1(p) of the Disclosure Schedule contains an accurate list and description of such pending or threatened actions or proceedings and the amount reserved by the Company in respect of any potential liability that may arise out of or in connection with each such action or proceeding.  Except as set forth in Section 4.1(p) of the Disclosure Schedule and except for any third party claims made or actions or other proceedings commenced after the date of this Agreement under any insurance policy, binder, commitment, endorsement or contract issued by the Company, at the Closing Date there will be no actions, suits, proceedings, claims, investigations or examinations pending against either of the Seller Parties or the Company or, to the Knowledge of the Seller Parties, threatened against or affecting either of the Seller Parties or the Company, nor any administrative, arbitration or mediation proceedings pending against either of the Seller Parties or the Company or, to the Knowledge of the Seller Parties, threatened against the Seller Parties or the Company, nor will there be any outstanding order, writ, injunction, award or decree of any Governmental Authority or any arbitration tribunal or mediator against either of the Seller Parties or the Company on the Closing Date, which in any such case (i) would restrain, enjoin, prohibit or in any way impair the ability of the Seller Parties or the Company to consummate the transactions contemplated hereby, (ii) would reasonably be expected to have a Material Adverse Effect, or (iii) would reasonably be expected to have a material adverse effect on the ability of the Company to conduct an insurance business after the Closing under the Insurance License or any of the Surplus or Excess Lines Qualifications.

(q)           Compliance with Laws.  To the Knowledge of the Seller Parties, the Company has complied in all material respects with, and is now complying in all material respects with, all foreign, federal, state and local statutes, laws, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, permits and other requirements (collectively, “Laws”) applicable to the Company or its business, properties or assets and no noncompliance therewith, whether or not material, will have, or is reasonably likely to result in a materially adverse effect on the condition or business of the Company, or the Insurance License or Surplus or Excess Lines Qualifications held by the Company as of the date of this Agreement.  Neither of the Seller Parties nor the Company has received notice from any Governmental Authority of, or has any Knowledge of, any alleged noncompliance.  The Company is not relying on any exemption from or deferral of any Law that would not be available to it after the Closing.  To the Knowledge of the Seller Parties, there are no pending changes in any Law that would prevent the Company from conducting an insurance or reinsurance business after the Closing.

(r)            Compliance with Insurance Laws. Without limiting the representations and warranties contained in Sections 4.1(q) and (u), except as set forth in Section 4.1(r) of the Disclosure Schedule:

(1)           To the Knowledge of the Seller Parties, the Company is in compliance in all material respects with the requirements of the insurance laws and regulations of the State of Oklahoma and the insurance laws and regulations of other jurisdictions which are applicable to its operations, and has filed all notices, reports, statements, registrations, documents and other information required to be filed thereunder; and the Company has received no notification from any insurance regulatory authority to the effect that any additional permit or license from such insurance regulatory authority is needed to be obtained by the Company.

(2)           The Company is not undergoing any statutory or similar examination of its books, records, accounts or business by any federal or state regulatory agency or other Governmental Authority.

(3)           The Company belongs to all guaranty fund associations, pools, bureaus, and similar organizations required by applicable law in Oklahoma and in each other jurisdiction in which the Company maintains a Surplus or Excess Lines Qualification in order for the Company to conduct its business in such jurisdiction and has paid or will pay all assessments or other amounts due to such guaranty fund associations or similar organizations for all periods through the Closing Date.

(s)           Environmental Compliance.  To the Knowledge of the Seller Parties, the Company is not subject to, and neither of the Seller Parties nor the Company has any reason to believe that the Company may become subject to, any material liability (contingent or otherwise) or material corrective or remedial obligation arising under any federal, state, local or foreign law, rule or regulation (including the common law) relating to or regulating health, safety, pollution or the protection of the environment.  Any such liability, regardless of materiality and regardless of the Knowledge of the Seller Parties, is referred to herein as an “Environmental Liability”.

(t)            Rebates and Kickbacks.  To the Knowledge of the Seller Parties, neither the Company nor any of its officers, managers, directors, employees or agents, nor any other Person or entity acting on behalf of the Company, acting alone or together, has unlawfully or in violation of any policy or code of ethics of the Company or any its Affiliates: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom the Company has done business, directly or indirectly; (ii) directly or indirectly, given or agreed to give any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar benefit to any customer, governmental employee or other person or entity regardless of form, whether in money, property or services including, without limitation, (x) to obtain favorable treatment in securing any business or in obtaining any license or approval, (y) to pay for favorable treatment for business secured or any license or governmental approval obtained, or (z) to obtain special concessions or pay for special concessions already obtained for or in respect of the Company.  Any such action, regardless of the Knowledge of the Seller Parties, is referred to herein as a “Rebate or Kickback”.

(u)           Licenses and Permits.

(1)           The Company is licensed to do a property and casualty insurance business in the State of Oklahoma (the “Insurance License”), and such Insurance License is valid and is in full force and effect and free and clear of all Liens.  The Company is not a party to any agreement, and is not subject to any order, formal or informal, limiting the Company’s ability to make full use of the Insurance License which has been issued to it or requiring the Company to comply with regulatory standards, procedures or requirements different from those generally applicable to companies with certificates of authority or licenses similar to the Insurance License.  The Company has not (i) relinquished the Insurance License or had it revoked or suspended, (ii) been involved in a proceeding, whether formal or informal, to revoke, suspend, limit or restrict the Insurance License or the Company’s corporate charter, (iii) been notified by any Governmental Authority that such Governmental Authority might have cause to revoke, suspend, limit or restrict such Insurance License or the Company’s corporate charter, or become aware that any such suspension, revocation, or limitation has been threatened by any Governmental Authority, or (iv) written any business in any jurisdiction on an admitted basis other than those in which it is qualified to write business on an admitted basis.  Subject to the receipt of the consents and approvals set forth in Section 4.1(z) of the Disclosure Schedule, the Insurance License is not subject to termination as a result of the execution of this Agreement nor the consummation of the transactions contemplated hereby.

(2)           Section 4.l(u)(2) of the Disclosure Schedule contains a true and correct list of each jurisdiction in which the Company is Surplus or Excess Lines Qualified as of the date of this Agreement.  Other than as set forth in Section 4.1(u)(2) of the Disclosure Schedule, the Company has not received a notice of suspension or termination with respect to any such eligibility, the Seller Parties have no Knowledge of any threatened cancellation or termination in connection therewith, nor does either of the Seller Parties have Knowledge of any event, inquiry, investigation or proceeding that could reasonably be expected to result in such cancellation or termination.  The Company has not written or assumed any business in any other jurisdiction on a non-admitted basis other than the class or type of business which it is authorized to write in such jurisdiction

(3)           All forms of insurance policies and riders thereto issued by the Company (collectively, the “Policies”) are, to the extent required under applicable insurance laws, on forms approved by the applicable insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such regulatory authorities within the period provided for objection.  The Company does not have any Policies currently issued and in force.

(4)           To the Knowledge of the Seller Parties, the Company is in material compliance with all applicable insurance laws regulating the practices of marketing and selling the insurance policies it is licensed and authorized to issue and no noncompliance therewith, whether or not material, will have, or is reasonably likely to result in, a Material Adverse Effect with respect to the Company.

(5)           The Company has (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from the Company, and (ii) provided for all such assessments in the Company Financial Statements to the extent necessary to be in conformity in all material respects with SAP.

(6)           Section 4.1(u)(6) of the Disclosure Schedule lists all funds maintained by the Company with Governmental Authorities under any applicable insurance law (each a “Deposit”).  Section 4.1(u)(6) of the Disclosure Schedule accurately sets forth the assets comprising each such Deposit, and the name of the bank and the number of the bank account in which such Deposit is maintained.

(7)           The Company is not currently the subject of any investigation, examination, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding nor is the Company operating under any written or oral formal or informal agreement or understanding with the licensing authority of any jurisdiction or any other regulatory authority or requires it to take, or refrain from taking any action.

(v)           Reinsurance.  Section 4.1(v) of the Disclosure Schedule lists all (i) reinsurance and retrocessional treaties and agreements pursuant to which the Company is a party and has ceded liability, under which any party to such agreement may have any liability or other obligations to the Company, and of which the Seller Parties have Knowledge and (ii) reinsurance and retrocessional treaties and agreements to which the Company is a party and under which the Company may have any liability or other obligations (collectively, the “Existing Reinsurance Agreements”).  The Seller Parties have provided the Buyer with access to a true and complete copy of each of the Existing Reinsurance Agreements.  Each of the Existing Reinsurance Agreements is valid and binding on the Company in all respects in accordance with its terms and, to the Knowledge of the Seller Parties, each of the Existing Reinsurance Agreements is valid and binding on the reinsurer thereto in accordance with its terms, in each case, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws affecting generally the enforcement of creditors’ rights and by the general principles of equity (whether or not considered in a court of law or equity).  The Seller Parties have no reason to believe that any amount recoverable by the Company pursuant to an Existing

Reinsurance Agreement is not fully collectible in due course, excluding any amounts covered by the Reinsurance Trust Agreement.  The Company is not in default in any material respect as to any Existing Reinsurance Agreement, nor on the date of this Agreement is either of the Seller Parties aware that the financial condition of any party to an Existing Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated.  Except as disclosed in Section 4.1(v) of the Disclosure Schedule, none of the Existing Reinsurance Agreements contains any “change of control” provision or any other provision providing that the other party thereto may terminate such Existing Reinsurance Agreement prior to its established expiration date as a result of the transactions contemplated by this Agreement.  On the date of this Agreement the Company is entitled to take full credit on its statutory financial statements filed with the Oklahoma Insurance Department with respect to liabilities ceded under all Existing Reinsurance Agreements pursuant to which the Company has ceded reinsurance and will be entitled on and after the Closing Date to such credit with respect to all liabilities ceded under the Quota Share Reinsurance Agreement.

(w)          Contracts.  Section 4.1(w)(i) of the Disclosure Schedule sets forth a list of all material contracts, agreements and commitments (including undertakings or commitments to any Governmental Authority but excluding insurance policies issued by the Company in the normal course of business) which are in force and to which the Company is a party or by which any of its assets or properties are bound or subject (the “Contracts”).  Section 4.1(w)(ii) of the Disclosure Schedule identifies each Contract (i) which provides that a  “change of control” of the Company will cause a termination of the Contract or constitutes a default thereunder or otherwise grants to the other party the right to terminate the Contract upon a change of control, (ii) which grants any Person a Lien on all or any part of the assets of the Company or (iii) under which the Company may have any liability, liquidated or unliquidated, contingent or otherwise, after the Closing.  The Seller Parties have provided the Buyer with a full, accurate and complete copy of each of the Contracts.

(x)            Insurance.  Section 4.1(x) of the Disclosure Schedule contains a true and complete list of all policies of fire, liability, workmen’s compensation and other forms of insurance policies and fidelity bonds presently in effect insuring the Company’s business showing the policy limits, type of coverage, annual premiums, expiration dates and deductibles.  The Seller Parties have provided the Buyer with access to complete and correct copies of all such insurance policies and fidelity bonds.  All such policies and fidelity bonds are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law.  In the event that any such policy is a “claims made” policy, the Seller Parties represent and warrant that the Seller Parties shall retain all liabilities for claims against such policy made after the Closing for events occurring prior to the Closing that would have been covered under such policy if it had been written on an occurrence basis.  There are no outstanding unpaid claims made by the Company under any of such policies or bonds, and the Company has received no notice of cancellation or non-renewal thereof.  The Company has not been refused any insurance with respect to any aspect of its operations or businesses, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.  No notice of cancellation or termination has been received with respect to any such policy or fidelity bond.  The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies and fidelity bonds.

(y)           Corporate Records.  The Seller Parties have provided the Buyer with full, accurate and complete copies of the Company’s articles of incorporation, bylaws and other organizational documents.  The Seller Parties have also provided the Buyer with the corporate minutes and all amendments thereto of the Company since January 1, 1997, all of which corporate minutes and amendments thereto are correct and complete in all material respects and accurately reflect in all material respects all proceedings of the shareholders and directors of the Company (and all committees thereof) since January 1, 1997.  Except as set forth in Schedule 4.1(y) of the Disclosure Schedule, the stock record book of the Company contains complete and accurate records of the stock ownership of the Company and the transfer of the shares of its capital stock.

(z)            Consents and Approvals.  Except for the consents and approvals listed in Section 4.1(z) of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be obtained or made by either of the Seller Parties or the Company in connection with the Related Transactions or the execution, delivery and performance by the Seller Parties and the Company of this Agreement and the other agreements and instruments referred to herein and the consummation of the transactions contemplated hereby.

(aa)         Contracts with Agents and Powers of Attorney, Etc.  Section 4.1(aa) of the Disclosure Schedule is a complete and accurate list of all contracts that the Company has on the date hereof with producing or general agents, and on or before the Closing all of such contracts shall have been terminated.  The Company has not granted any currently effective power of attorney to any person, except pursuant to the Ancillary MGA Agreements.

(ab)         Bank and Financial Institution Accounts.  Set forth in Section 4.1(ab) of the Disclosure Schedule is a true, correct and complete list showing the name and address of each bank or other financial institution with which the Company has an account, line of credit or safe deposit box, the account numbers or box numbers relating thereto, and the name of each person authorized to draw thereon or have access thereto.  There are no credit cards issued to any present or past officer, employee or agent of the Company under which the Company has any current or potential future liability.

(ac)         Related Party Transactions.  Except as set forth in Section 4.1(ac) of the Disclosure Schedule, no officer, director, employee, shareholder, member or Affiliate of the Seller Parties or any individual related by blood, marriage or adoption to any such individual or any Entity in which any such Person or individual owns any beneficial interest, is a party to any material agreement, contract, commitment or transaction with the Company or has any material interest in any material assets of the Company.

(ad)         Examination Reports.  The Seller Parties have furnished or will furnish to the Buyer true and correct copies of the latest examination report of the Oklahoma Insurance Department and copies of all independent audit reports of the Company.  The Seller Parties will allow the Buyer access to complete and correct copies of all registrations, filings and submissions made by the Company with any Governmental Authority, which are reasonably required for the conduct of the Company’s business after the Closing and any reports of examinations issued by any such Governmental Authority that relate to the Company.

(ae)         Disclosure.  No representation or warranty by the Seller Parties contained in this Agreement or in any certificate, notice or schedule furnished to the Buyer or any of its representatives hereunder contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading, and, to the Knowledge of the Seller Parties, no statement contained in any document furnished to the Buyer or to which the Buyer was given access pursuant to this Agreement, when taken together and with the disclosures herein and in the Disclosure Schedule, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading, which statement or omission, whether related to this Agreement or any certificate, notice, schedule or other document, affects (i) the title to the Shares, (ii) the Insurance License, (iii) the Excess or Surplus Lines Qualifications or (iv) would reasonably be expected to have a Material Adverse Effect.

4.2           Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Seller Parties as follows:

(a)           Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware and has all requisite power and authority (corporate and otherwise) to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)           Authorization of Transaction.  The execution, delivery, and compliance with the terms of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement, assuming due execution and delivery by the Seller Parties , constitutes a legal, valid, and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms.

(c)           Noncontravention.  Neither the execution and delivery of this Agreement nor, subject to the receipt of the consents and approvals set forth in Section 4.2(g) of the Disclosure Schedule, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms hereof by the Buyer, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject, (ii) violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Buyer, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, or result in the creation of any Lien upon any assets of the Buyer, under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer is a party or by or to which it or its assets may be bound or subject.

(d)           Brokers’ Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller Parties or the Company could become liable or obligated.

(e)           Investment.  The Buyer is buying the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Act and all other applicable securities laws.  The Buyer understands that the Shares have not been registered under the Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Act except pursuant to a valid exemption from such registration.  The Buyer is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933) and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks associated with the purchase of the Shares and is able to bear the economic risks of an investment therein for an indefinite period of time.

(f)            Suits and Other Proceedings.  There are no actions, suits, proceedings, claims, investigations or examinations pending against the Buyer or, to the Knowledge of the Buyer, threatened against or affecting the Buyer, nor any administrative, arbitration or mediation proceedings pending against the Buyer or, to the Knowledge of the Buyer, threatened against the Buyer, nor is there any outstanding order, writ, injunction, award or decree of any Governmental Authority or any arbitration tribunal or mediator against the Buyer, which in any such case would restrain, enjoin, prohibit or in any way impair the ability of the Buyer to consummate any of the transactions contemplated herein.  Section 4.2(f) of the Disclosure Schedule contains an accurate description of each such pending or threatened action or proceeding.

(g)           Consents and Approvals.  Except for the consents and approvals listed in Section 4.2(g) of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Person (including, without limitation, any Governmental Authority) is required to be obtained or made by the Buyer in connection with the Buyer’s execution, delivery and performance by the Buyer of this Agreement and the other agreements and instruments referred to herein and the consummation of the transactions contemplated hereby.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1           General.  Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

5.2           Notices and Consents.

(a)           The Seller Parties will (i) take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts to obtain as promptly as practicable, all consents, approvals, and authorizations of the Persons (including, without limitation, any Governmental Authorities) identified in Section 4.1(z) of the Disclosure Schedule, (ii) make such declarations, filings and registrations with such Persons (including, without limitation, any Governmental Authorities) identified in Section 4.1(z) of the Disclosure Schedule, including making the necessary filings with respect to the Related Transactions within ten (10) Business Days after the date hereof, and provide such other information and communications to such Persons (including, without limitation, any Governmental Authorities) as the Buyer or such Persons may reasonably request, and (iii) cooperate with the Buyer in obtaining, as promptly as practicable, all approvals, consents and authorizations of Persons (including, without limitation, any Governmental Authorities) identified in Section 4.2(g) of the Disclosure Schedule.

(b)           The Buyer will (i) take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use commercially reasonable efforts to obtain as promptly as practicable, all consents, approvals and authorizations of the Persons (including, without limitation, any Governmental Authorities) identified in Section 4.2(g) of the Disclosure Schedule, (ii) make such declarations, filings and registrations with the Persons (including, without limitation, any Governmental Authorities) identified in Section 4.2(g) of the Disclosure Schedule, including the filing of a Form A Holding Company Acquisition Statement with the Oklahoma Insurance Department (the “Form A Filing”) within ten (10) Business Days after the date hereof, and provide such other information and communications to such Persons (including, without limitation, any Governmental Authorities) as the Seller Parties or such Persons may reasonably request, and (iii) cooperate with the Seller Parties in obtaining, as promptly as practicable, all approvals, consents and authorizations of Persons (including, without limitation, any Governmental Authorities) identified in Section 4.1(z) of the Disclosure Schedule.

(c)           The Seller Parties agree to provide the Buyer with prompt notice of the receipt by a Seller Party of any approval, consent or authorization of a Person (including, without limitation, any Governmental Authority) identified in Section 4.1(z) of the Disclosure Schedule, and the Buyer agrees to provide the Seller Parties with prompt notice of the Buyer’s receipt of any approval, consent, or authorization of a Person (including, without limitation, any Governmental Authority) identified in Section 4.2 (g) of the Disclosure Schedule.  The Buyer agrees that not less than three (3) Business Days prior to the Buyer’s filing of its Form A Filing, the Buyer will provide to the Seller Parties a copy of such Form A Filing and provide the Seller Parties with three (3) Business Days to provide comments thereon.

5.3           Operation of Business.  Except as may otherwise be contemplated by this Agreement and except for ongoing transactions pursuant to the Quota Share Reinsurance Treaty

Attaching January 1, 1993 between and among the Company, MGA and Gainsco County Mutual Insurance Company, the Seller Parties will not cause or permit the Company to, and the Company will not, engage in any business other than that reasonably related to running off its existing insurance business and the settlement of claims.

5.4           Full Access.  The Seller Parties will permit, and the Seller Parties will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Company.  The Buyer will treat any information it receives from the Seller Parties or the Company in the course of the reviews contemplated by this Section 5.4 in accordance with Article 14.

5.5           Notice of Developments.  Each Party will give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Article 4.  No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

5.6           Exclusivity.  The Seller Parties shall not (and the Seller Parties hereby agree to cause their respective  subsidiaries, Affiliates, shareholders, representatives, employees, directors and officers not to), directly or indirectly through any other party, (i) initiate or make any offer or proposal or engage in any discussions or negotiations with or provide any non-public information to any other person, firm, entity or corporation with respect to the sale or other transfer of all or substantially all of the assets of the Company or its outstanding capital stock or other equity interests or a merger or consolidation with or into a third party involving the Company, or (ii) solicit any offer or proposal relating any such transaction involving the Company; and the Seller Parties will notify the Buyer promptly of the receipt of any unsolicited offer or proposal relating any such transaction involving the Company.

5.7           Preservation of Insurance Lines and Qualifications .  The Seller Parties shall, and shall cause the Company to, use commercially reasonable efforts to preserve the Company’s Insurance License and all Surplus Lines and Excess Lines Qualifications in effect as of the date of this Agreement in full force and effect.

5.8           Financial Statements and Reports.  As promptly as practicable, the Seller Parties will deliver to the Buyer true and complete copies of such financial statements, reports, or analyses related to the Company as may be prepared or received by the Seller Parties, the Company, or any other Affiliate of the Company to the extent such other Affiliate’s financial statements specifically relate to the Company’s business, operations, or affairs, including without limitation, quarterly statements, normal internal reports, and special reports (such as those of consultants) specifically relating to the Company’s business operations and affairs.

5.9           No Charter or Bylaw Amendments.  The Seller Parties will cause the Company to refrain from amending the Company’s articles of incorporation or bylaws and from taking any action with respect to any such amendment without first having obtained the Buyer’s written consent thereto.

5.10         No Issuance of Securities.  The Seller Parties will cause the Company to refrain from authorizing or issuing any shares of the Company’s capital stock or other equity interests or entering into any contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity interests, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity interests, or issuing any options, warrants, or rights to purchase any such convertible securities.

5.11         No Dividends.  The Seller Parties will cause the Company to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of the capital stock of the Company and from directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of the Company or any interest in or right to acquire any such stock, except that the Company shall make the transfers contemplated in Sections 3.1 and 3.3(a).

5.12         Resignations of Directors and Officers.  The Seller Parties will cause all of the members of the Company’s Board of Directors and all officers of the Company to tender, effective as of the Closing Date, their releases and resignations from the Board of Directors and as officers of the Company, as the case may be.

5.13         Intercompany Balances and Agreements.  Except as set forth in Section 5.13 of the Disclosure Schedule or as contemplated by the Ancillary MGA Agreements, prior to the Closing, the Seller Parties shall (i) settle, or cause to be settled, all intercompany balances between the Company, on the one hand, and the Seller Parties and any of their Affiliates, on the other hand, and (ii) terminate, or cause to be terminated, each contract between the Company, on the one hand, and any of the Seller Parties or their Affiliates, on the other hand.

5.14         Tax Matters.  Except to the extent required by law, no new elections with respect to Taxes or any changes in current elections with respect to Taxes, to the extent any such elections or changes could adversely affect the Taxes of the Company for any taxable period or portion thereof beginning after the Closing Date, shall be made after the date of this Agreement without the prior written consent of the Buyer.

5.15         Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby prior to, or on, the Closing Date without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

5.16         Asset List.  No earlier than twenty (20) Business Days prior to the Closing Date, the Seller Parties shall provide to the Buyer a list of any investment grade obligations, other than Acceptable Financial Assets, which are owned by the Company as of the date of delivery of such list and will not be transferred to the Parent or MGA in connection with the Related Transactions

(the “Asset List”).  Unless the Buyer reasonably objects in writing to the retention by the Company of any assets set forth on the Asset List within five (5) Business Days of the Buyer’s receipt of the Asset List, the Buyer shall be deemed to have accepted such assets as Acceptable Financial Assets.  In the event that the Buyer does so object to the retention by the Company of any investments included on the Asset List, the Seller Parties shall, prior to Closing, substitute the objectionable assets with assets that are reasonably acceptable to the Buyer.

5.17         State Assessments. The Seller Parties agree to pay any and all guaranty fund and catastrophe pool assessments, assigned risk plan assessments, board and bureau fees, whether imposed before, on or after the Closing Date, made by any state guaranty fund, pool, board, bureau, plan or similar entity, net of any premium tax deductions or offsets, relating to insurance premiums earned or received by the Company on or before the Closing Date.

5.18         Regulatory Examinations. The Seller Parties shall cooperate with the Buyer in providing a response to any reports of examination conducted by any state insurance regulatory authorities involving matters that occurred on or before the Closing Date and shall pay any and all fines, penalties or assessments made against the Company (i) as a result of any examinations that were or are conducted by an insurance regulatory authority on or before the Closing Date or (ii) with respect to matters that occurred on or before the Closing Date.

5.19         Assignments.  The Seller Parties shall use their reasonable best efforts prior to the Closing to cause the following assignments to occur (including reasonable best efforts to obtain the necessary consents thereto): assignment by the Company to MGA of (i) that certain Software License Agreement dated June 13, 2003, by and between the Company and SunGard iWorks, as amended and (ii) that certain 3-Year Price Contract dated April 5, 2007, by and between Financial Software Innovations, Inc. and General Agents Insurance Companies Group.  The Seller Parties shall make a request prior to the Closing of the consent of Liberty County Mutual Insurance Company for: (i) the assignment and novation by the Company to MGA of that certain 100% Quota Share Reinsurance Agreement dated December 2, 2002 by and among the Company, GAINSCO County Mutual Insurance Company (now known as Liberty County Mutual Insurance Company) and MGA Agency, Inc.; and (ii) the assignment by the Company to MGA of all right, title and interest in and to that certain Reinsurance Trust Agreement dated December 2, 2002 among JPMorganChase Bank, GAINSCO County Mutual Insurance Company and the Company.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties of the Seller Parties set forth in Section 4.1 that are qualified as to materiality shall be true and correct, and the representations and warranties set forth in Section 4.1 that are not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, except that any representations and warranties that are given as of a particular date or period shall be true and correct only as of such date or period;

(b)           the Seller Parties shall have performed and complied in all material respects with all of their respective covenants hereunder through the Closing;

(c)           no injunction, judgment, order, decree, ruling, charge or investigation shall be pending or threatened before any Governmental Authority wherein a judgment, order, writ, injunction, stipulation or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) permit consummation of the transactions contemplated by this Agreement only subject to any condition or restriction that has had or would reasonably be expected to have a Material Adverse Effect;

(d)           the Seller Parties shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 6.1(a) and (b) is satisfied in all respects;

(e)           the Parties shall have received, without any conditions or limitations to which the Buyer has a reasonable objection, all authorizations, consents and approvals of, and shall have made such declarations, filings and registrations with, Persons (including, without limitation, any Governmental Authorities) identified in Sections 4.l(z) and 4.2(g) of the Disclosure Schedule;

(f)            all certificates, instruments and other documents required by Article 7 to be delivered by the Seller Parties to the Buyer shall have been so delivered;

(g)           the Seller Parties shall have tendered the Shares in exchange for the payment of the Purchase Price as contemplated by Article 2;

(h)           the Insurance License of the Company shall be valid, in force, unimpaired and in good standing on the Closing Date; the Surplus or Excess Lines Qualifications of the Company shall be valid, in force, unimpaired and in good standing, to the extent that such status is reasonably determinable, on the Closing Date in jurisdictions in which the sum of the respective percentages of projected premiums, calculated using the percentages set forth opposite the name of each jurisdiction in Section 2.2 of the Disclosure Schedule, total at least seventy percent (70%);

(i)            all of the members of the Company’s Board of Directors and all of the Company’s officers shall have tendered their written releases and resignations effective as of the Closing Date;

(j)            the Ancillary MGA Agreements and the Guaranty Agreement shall have been duly executed and delivered by the parties thereto;

(k)           each of the Related Transactions that are the responsibility of the Seller Parties shall have been completed in accordance with Article 3;

(l)            no Material Adverse Effect shall have occurred after the date of this Agreement;

(m)          the Company shall have delivered to the Buyer signature cards with each bank listed in Section 6.1(m) of the Disclosure Schedule at which the Company will maintain one or more accounts that continue after the Closing, terminating the ability of any of the Company’s officers or employees to sign checks and take other actions on behalf of the Company and transferring such ability to the chief executive officer and chief financial officer of the Buyer;

(n)           the Company shall have delivered to the Buyer long-form certificates of good standing issued by the Oklahoma Secretary of State, and certificates evidencing that the Company is in good standing in all jurisdictions where the Company is obligated to be registered as a foreign corporation, dated as of a date not earlier than five (5) Business Days before the Closing Date;

(o)           all corporate actions and other proceedings required to carry out the transactions contemplated hereby or incidental hereto shall be reasonably satisfactory to and shall have been approved by counsel for the Buyer and such counsel shall have been furnished with certified copies of such corporate actions and other proceedings as it shall have reasonably requested; and

(p)           the Buyer shall have received an opinion of Akin Gump Straus Hauer & Feld LLP, counsel to the Seller Parties and the Company, in a form reasonably acceptable to the Buyer and its counsel.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2           Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a)           the representations and warranties of the Buyer set forth in Section 4.2 that are qualified as to materiality shall be true and correct, and the representations and warranties set forth in Section 4.2 that are not so qualified shall be true and correct in all material respects, in each case at and as of the Closing Date, except that any representations and warranties that are given as of a particular date or period shall be true and correct only as of such date or period;

(b)           the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

(c)           no injunction, judgment, order, decree, ruling, charge or investigation shall be pending or threatened before any Governmental Authority wherein a judgment, order, writ, injunction, stipulation or decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(d)           the Buyer shall have delivered to the Seller Parties a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

(e)           the Parties shall have received, without any conditions or limitations to which the Seller Parties have a reasonable objection, all consents, approvals and authorizations of, and shall have made such declarations, filings and registrations with, Persons (including, without limitation, any Governmental Authorities) identified in Sections 4.1(z) and 4.2(g) of the Disclosure Schedule;

(f)            all certificates, instruments and other documents required by Article 8 to be delivered by the Buyer to the Seller Parties shall have been so delivered;

(g)           the Buyer shall have tendered payment of the Purchase Price in the manner described in Article 2 in exchange for the Shares;

(h)           the Ancillary MGA Agreements and the Guaranty Agreement shall have been duly executed and delivered by the parties thereto; and

(i)            the Seller Parties shall have received an opinion of Shipman & Goodwin LLP, counsel to the Buyer, in a form reasonably acceptable to the Seller Parties and their counsel.

The Seller Parties may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE 7

SELLER’S CLOSING DELIVERIES

At the Closing, the Seller Parties will deliver to the Buyer the following items against delivery of items specified in Article 8 below:

(a)           The certificate or certificates representing the Shares duly endorsed in blank or with stock powers duly endorsed in blank;

(b)           A certificate executed by the President or other duly authorized officer of each of the Seller Parties certifying that all corporate action on the part of such Seller

Party necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereunder by the Seller Parties have been duly taken;

(c)           The certificate required by Section 6.1(d) and the opinion required by 6.1(p);

(d)           Duly executed resignations from all of the Company’s directors and officers effective as of the Closing Date;

(e)           Evidence of the receipt by the Seller Parties, in such form as is reasonably acceptable to the Buyer, of the approvals, consents and authorizations of, and of such declarations, filings or registrations with, Persons (including, without limitation, any Governmental Authorities) identified in Section 4.1(z) of the Disclosure Schedule;

(f)            Confirmation which can reasonably be obtained, issued by each of the regulatory authorities or surplus or excess lines associations, as appropriate, of the State of Oklahoma and the jurisdictions listed in Section 4.1(u)(2) of the Disclosure Schedule, other than those jurisdictions where the Company is considered Surplus or Excess Lines Qualified pursuant to clause (iii) of the definition thereof, evidencing the licensure or Surplus or Excess Lines Qualification, as the case may be, of the Company in such jurisdiction; and

(g)           Possession of any and all books and records of the Company (i) relating to the Insurance License and the Surplus or Excess Lines Qualifications and the ongoing regulatory matters (including all documents and records relating to the Deposits), (ii) the Company’s minute books (including the original or certified copies of the Company’s articles of incorporation and bylaws), stock record book, and the corporate seal of the Company, and (iii) any other books and records reasonably requested by the Buyer which are related to any assets which the Company will have title to after the Closing or to other matters for which the Company will have any continuing responsibility after the Closing.

ARTICLE 8

BUYER’S CLOSING DELIVERIES

At the Closing, the Buyer will deliver to the Seller Parties the following items against delivery of items specified in Article 7:

(a)           A certificate executed by the President or other duly authorized officer of the Buyer certifying that all corporate action on the part of the Buyer necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereunder by the Buyer has been duly taken;

(b)           The certificate required by Section 6.2(d) and the opinion required by Section 6.2(i);

(c)           Copies of the documents evidencing the Buyer’s receipt, in such form as is acceptable to the Seller Parties, of the approvals, consents and authorizations of, and of such declarations, filings or registrations with, the Persons (including, without limitation, any Governmental Authorities) identified in Section 4.2(g) of the Disclosure Schedule; and

(d)           Cash by wire transfer of immediately available funds for the full amount of the Purchase Price specified in Section 2.2 of this Agreement.

ARTICLE 9

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

9.1           General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party; provided, however, that the foregoing shall not limit any Party’s rights to indemnification under Article 10.  With respect to actions referred to herein to be taken by the Company after the Closing, the Buyer will cause the Company to take such actions.

9.2           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing involving the Company, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party; provided, however, that the foregoing shall not limit any Party’s rights to indemnification under Article 10.

9.3           Cooperation as to Tax Matters.

(a)           Preparation and Filing of Tax Returns.

(1)           The Parent shall include the income of the Company in the Parent’s federal consolidated income Tax Returns for all taxable periods or portions thereof ending on or before the Closing Date, shall prepare or cause to be prepared in a manner consistent with past practice (to the extent such past practices could not in the reasonable judgment of the Parent cause the Parent or any Affiliate thereof to incur any additions to Taxes or penalties) and file or cause to be filed on a timely basis all (i) Tax Returns of the Company for taxable periods ending on or before the Closing Date and (ii)

consolidated, unitary, combined or similar Tax Returns (the “Consolidated Tax Returns”) that include the Company and the Parent or any Affiliate of the Parent; and subject to the Buyer’s indemnity for Taxes pursuant to this Section 9.3, the Seller Parties shall pay or shall cause to be paid all Taxes attributable to such Tax returns.  The Buyer shall cause the Company to furnish all information reasonably requested by the Seller Parties with respect to the preparation of any such Tax returns.

(2)           Except as provided in Section 9.3(a)(1), the Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Income Tax Returns with respect to the Company for taxable periods beginning after the Closing Date and the Buyer shall be responsible for filing all other Tax Returns of or relating to the Company to the extent such Tax Returns are required to be filed on a date after the Closing Date and shall (except as otherwise provided below) pay all Taxes attributable to such Tax Returns.  At the Parent’s request and expense, the Buyer shall cooperate in filing one or more amended returns or other requests for, and pursuant to Section 9.3(b) shall promptly pay over to the Parent, any refund of or credit for any Taxes attributable to the Pre-Closing Tax Period.

(3)           With respect to any Tax return required to be filed or caused to be filed by the Seller Parties or the Buyer pursuant to Section 9.3(a)(1) or Section 9.3(a)(2) with respect to the Company (such Party the “Filing Party”) and as to which an amount of Tax is allocable to the Party that is not the Filing Party (the “Tax Indemnifying Party”), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with a copy of such completed Tax Return or in the case of a Consolidated Tax Return, a pro forma Tax Return for the Company (prepared on a separate company basis) and a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return that is allocable to such Tax Indemnifying Party, together with appropriate supporting information and schedules at least fifteen (15) Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return or Consolidated Tax Return (as the case may be), and such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on such Tax Return (as the case may be) and statement prior to the filing of such Tax return.

(4)           A Tax Indemnifying Party shall pay the Filing Party the amount so allocated to it pursuant to this Section 9.3 at least three (3) Business Days before the due date of the Tax return required to be filed by the Filing Party or within twenty (20) Business Days following an agreement between the Seller Parties and the Buyer that an indemnity amount is payable by the other, or within fifteen (15) Business Days of (i) an assessment of a Tax by a taxing authority, or (ii) a “determination” as defined in Section 1313(a) of the Code (or any similar provision of state or local law) has been made.  If liability under this Section 9.3 is in respect of costs or expenses other than Taxes, payment by the Tax Indemnifying Party of any amounts due under this Section 9.3 shall be made within ten (10) days after the date when the Tax Indemnifying Party has been notified by the Filing Party that the Tax Indemnifying Party has a liability for a determinable amount under this Section 9.3 and is provided with calculations and all other materials supporting such liability.

(b)           Tax Refunds, Credit and Tax Attributes.  Rights and benefits relating to all Tax attributes of the Company arising from or relating to any Pre-Closing Tax Period shall remain with the Parent and the Buyer shall pay to the Parent an amount equal to any Tax refund the Buyer or any Affiliate thereof obtains from any such Tax attributes within the earlier of thirty (30) days after:  (i) the Buyer or any Affiliate thereof files a Tax return which claims, reflects or reports such Tax benefit or (ii) the Buyer or any Affiliate thereof receives a Tax refund which relates or is attributable to any such Pre-Closing Tax Period Tax attributes of the Company.  The Buyer agrees that it will not make any elections or take any positions with respect to Taxes that could adversely affect the Parent’s interest and rights in the Pre-Closing Tax Period Tax attributes of the Company.  The Buyer further agrees that it shall not (unless otherwise requested by the Parent) carry back, and shall not cause or permit the Company or any other Affiliate of the Buyer or the Company to carry back, any net operating loss, loss from operations or any other Tax attribute of the Company to any Pre-Closing Tax Period of the Company or the Parent or any Affiliate thereof (including, but not limited to, any member of any Affiliated, combined or unitary group of which the Company is or was a member).  The Buyer agrees that the Seller Parties shall not have any obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by the Buyer of the immediately preceding sentence and any Tax refund or Tax benefit resulting from any such breach will be solely for the Seller Parties’ account.

(c)           Transfer Taxes.  The Seller Parties shall be liable for and shall pay, and shall hold the Buyer and its Affiliates harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in the applicable jurisdiction in connection with the effectuation of the transactions contemplated hereunder and imposed upon the Seller Parties, the Company or the Buyer and any Affiliates thereof (“Transfer Taxes”).

(d)           Tax Notice; Tax Controversies.  The Seller Parties and the Buyer shall provide to each other notice within ten (10) days of receipt of any notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) in which the IRS or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period which includes any period up to the Closing Date.  The Seller Parties shall control any such proceeding to the extent such proceeding could adversely affect the Taxes of the Seller Parties or any Affiliate thereof or could result in the Seller Party’s being liable for any amount of Taxes or losses related thereto either under the Law or pursuant to this Agreement, and the Buyer shall control all other such proceeding, provided that, with respect to any such Tax Claim, the Party not controlling the proceeding of such Tax Claim or its representative shall (to the extent permitted by Law) have the right, at its expense, to participate in any such Tax Claim.  The Parties agree that they will not settle, compromise or agree to any Tax adjustment which affects or could affect the other Party’s Tax liability without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the Seller Parties shall have the right to settle or compromise any such proceedings that the Seller Parties control without the consent of the Buyer provided that the settlement or compromise could not affect the Tax liability of the Company after the Closing Date.

(e)           Cooperation and Controversies.  Except as provided in Section 9.3(a), the Seller Parties, the Buyer and the Company shall reasonably cooperate, and shall cause their respective Affiliates, agents, auditors, representatives, officers and employees reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and with respect to any Tax Claim, which cooperation shall include, but not be limited to (i) providing all relevant information that is available to the Buyer, the Seller Parties and/or the Company, as the case may be, with respect to such Tax Claim, (ii) making personnel available at reasonable times, and (iii) preparation of responses to requests for information, provided that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of business by the Buyer, the Seller Parties or the Company, as the case may be.  Neither the Seller Parties, the Company nor the Buyer shall dispose of any Tax Returns, Tax schedules, Tax work papers or any books or records unless it first offers in writing to the other Party the right to take possession of such materials at such other Party’s sole expense and the other Party fails to accept such offer within fifteen (15) days of the offer being made or if an offer is accepted fails to take possession within thirty (30) days of the date on which the offer is made.  Any information obtained under this Section 9.3(e) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

(f)            Tax Indemnities.

(1)           The Seller Parties shall be liable for and shall indemnify and hold harmless the Buyer and the Company from and against any and all damages, Taxes and expenses arising out of (i) any breach of the Seller Parties’ covenants in this Section 9.3, and (ii) any liability for Taxes of the Company for any Pre-Closing Tax Period.

(2)           The Buyer shall indemnify and hold harmless the Seller Parties from and against any and all Taxes, and any damages and expenses related thereto, that relate or are attributable to any Post-Closing Tax Period, other than those that are specifically indemnified by the Seller Parties pursuant to paragraph (f)(1) above.

(3)           In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date (“Straddle Taxes”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:  (i) with respect to premium Taxes the amount of such Taxes that relate to premiums written as of the Closing Date, (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item (other than premiums), deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period irrespective of the lien or assessment date of such Taxes, and (iii) with respect to Taxes imposed on or measured by income, gross receipts, wages, expenses or other similar periodic measures (other than premiums) or imposed on sales, assignments or any other transfers of any property shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date (based on an interim closing of the books as of the close of the Closing Date).

(g)           Survival.  All agreements, covenants and indemnification matters contained in this Section 9.3 shall survive the Closing until the expiration of the applicable statute of limitations period.

(h)           Termination of Tax Sharing Agreements.  As of the Closing Date, the Seller Parties shall cause all Tax allocation, Tax sharing, Tax indemnification and reimbursement and similar agreements and arrangements between the Seller Parties and their Affiliates, on the one hand, and the Company, on the other, to be extinguished and terminated with respect to the Company, and any rights or obligations existing under any such agreement or arrangement (including any obligation of the Company to make any payment of any kind thereunder) shall be extinguished and no longer enforceable.

(i)            Coordination.  Except as provided in Section 4.1(o) with respect to representations and warranties relating to Tax matters and Section 5.14, notwithstanding any other provision in this Agreement to the contrary, this Section 9.3 shall control all matters relating to Taxes and any claims, liabilities, damages, deficiencies, obligations, costs or expenses, penalties and reasonable attorneys’ fees and disbursements related thereto.

(j)            Section 338(h)(10) Election.

(1)           The Parent and the Buyer shall jointly make timely and irrevocable elections under Section 338 (h) (10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws with respect to the purchase and sale of the Shares (the “Elections”) through the filing of a Form 8023 (and any state equivalent).  The Parent, the Company and the Buyer shall report the transactions contemplated herein consistent with the Elections and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).  The Seller Parties and the Buyer shall cooperate in good faith to complete all necessary filings for the elections in a timely manner.  The Seller Parties shall pay all Taxes and shall be entitled to receive any tax benefit arising as a result of the Elections.

(2)           For purposes of making the Elections, Buyer shall determine the value of the tangible and intangible assets of the Company and shall within sixty (60) days after the Closing Date provide the Parent with written notice setting forth the allocation of the Buyer’s “adjusted grossed-up basis” in the shares of the Company (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets (the “Initial Allocation”).  The Initial Allocation shall be binding upon the Buyer and the Seller Parties for purposes of allocating the “deemed selling price” (within the meaning of the Treasury Regulations) among the assets of the affected entities; provided, however, that if the Parent believes that all or a portion of the Initial Allocation is incorrect and notifies the Buyer of such belief within thirty (30) days after having received the Initial Allocation from the Buyer, the Independent Accounting Firm will determine whether the Initial Allocation is incorrect and the determination of such Independent Accounting Firm shall be final and the Buyer and the Seller Parties shall then be bound by the Initial Allocation as adjusted, if necessary, to reflect the determination of the Independent Accounting Firm (the “Final Allocation”).  Notwithstanding anything to the contrary in this Agreement, the Final Allocation shall be determined no later than twenty (20) days prior to the date that the Buyer must file the Election forms.  In the event it is determined that the Initial Allocation was incorrect, the Buyer shall pay to the Seller Parties the cost of the Independent Accounting Firm.  The Seller Parties and the Buyer shall bear equally all costs of the Independent Accounting Firm which are not paid by the Buyer pursuant to the immediately preceding sentence.  The Buyer and the Parent shall file, and cause their respective Affiliates to file, all forms that relate to the Election in a manner consistent with the Final Allocation and notwithstanding anything to the contrary in this Agreement, shall take no position inconsistent therewith.

9.4           Change of Name.  Promptly after Closing, but in no event later than sixty (60) days following the Closing, the Buyer shall cause the Company to (i) change its name to a name that does not include the phrase “General Agents” and (ii) cease issuing any policies or transacting any insurance business utilizing the name, trademarks, service marks, patents, copyrights or other intellectual property rights of the Company or any of its Affiliates as of the date hereof, including, without limitation, the phrase “General Agents” except to the extent (i) necessary in connection with carrying out the transactions contemplated by the Ancillary MGA Agreements or (ii) required to be used in regulatory filings or proceedings to describe the Company’s relationships prior to the Closing; provided, however, that when the use of such names or intellectual property rights is necessitated or required as set forth in (i) or (ii) above, the Buyer shall clearly indicate in writing in conjunction therewith that such name is the Company’s former name. Neither the Buyer nor the Company will use the name “GAINSCO” or any derivative thereof following the Closing.

ARTICLE 10

INDEMNIFICATIONS

10.1         The Seller Parties’ Indemnification of the Buyer.  The Seller Parties, jointly and severally, agree to defend, indemnify and hold the Buyer and its shareholders, subsidiaries, Affiliates, officers, directors, employees, agents and other representatives, successors and assigns (the “Buyer Indemnitees”), harmless at all times from and against any and all Losses resulting from or relating in any way to:

(i)            any inaccuracy or breach of any representation or warranty or breach or nonfulfillment of any covenant or agreement made by the Seller Parties which is contained in this Agreement or in any certificate furnished by either of the Seller Parties pursuant hereto;

(ii)           any actions, omissions, operations or business of the Company, or any of its shareholders, Affiliates, officers, directors, employees, agents and other representatives, and their respective successors and assigns, occurring prior to the Closing the responsibility for which has not been assumed by MGA under the Quota Share Reinsurance Agreement or the Assumption Agreement;

(iii)          the failure of the Seller Parties or the Company to obtain the consent of any third party or Governmental Authority required of the Seller Parties or the Company regarding the Share purchase, the Related Transactions or any of the other transactions contemplated hereby;

(iv)          any and all insurance and reinsurance claims, liabilities and obligations of the Company pertaining to the operations of the Company prior to the Closing that are not reinsured pursuant to the Quota Share Reinsurance Agreement, including without limitation, all commissions, fees, unearned premiums and commission and/or premium adjustments;

(v)           any of the suits or other proceedings described in Section 4.1(p) of the Disclosure Schedule;

(vi)          any Environmental Liability arising out of events or circumstances that occurred prior to the Closing;

(vii)         any Rebates or Kickbacks occurring prior to the Closing; and

(viii)        any enforcement of this indemnity.

10.2         The Buyer’s Indemnification of the Seller Parties.  The Buyer agrees to defend, indemnify and hold the Seller Parties and their respective shareholders, subsidiaries, Affiliates, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”), harmless at all times from and against any and all Losses resulting from or relating in any way to:

(i)            any inaccuracy or breach of any representation or warranty or breach or nonfulfillment of any covenant or agreement made by the Buyer which is contained in this Agreement or in any certificate or document furnished by the Buyer pursuant hereto;

(ii)           any actions, omissions, operations or business of the Company, or any of its shareholders, Affiliates, officers, directors, employees, agents and other representatives, and their respective successors and assigns, following the Closing; or

(iii)          the failure of the Buyer to obtain the consent of any third party or Governmental Authority required of the Buyer regarding the Share purchase, the Related Transactions or any of the other transactions contemplated hereby;

(iv)          any and all insurance and reinsurance claims, liabilities and obligations of the Company pertaining to the operations of the Company after the Closing, including without limitation, all commissions, fees, unearned premiums and commissions and premium adjustments; and

(v)           any enforcement of this indemnity.

10.3         Notice of Claims.  Any party seeking indemnification under this Agreement (the “Indemnified Party”) shall give to the party from which indemnification is sought (the “Indemnitor”) prompt written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement or such other agreement upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  The parties to the Administration Agreement, the Assumption Agreement and the Transfer and Assignment Agreement shall follow and comply with the notice requirements of this Section 10.3 in connection with the indemnification obligations set forth in those agreements.

10.4         Third-Party Claims.  The Indemnitor shall have thirty (30) days after receipt of any Claim Notices or information necessary to make the Claim Notice complete, relating to any third Person claim, action or suit (collectively, “Claim”) to notify the Indemnified Party of its election to conduct and control the defense, compromise or settlement of such Claim.  Unless the Indemnitor gives the foregoing notice, the Indemnified Party shall have the right to conduct and control, through counsel of its own choosing, the defense, compromise or settlement of such Claim, and in any such case the Indemnitor shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided that, should the Indemnitor fail to timely give notice as provided above in this Section 10.4, (i) the Indemnitor may, in any event, participate, through counsel chosen by it and at its own expense, in the defense of any such Claim and (ii) if the Indemnitor has acknowledged and agreed in writing that it has an obligation to provide indemnification under this Agreement or the Assumption Agreement, for any Loss incurred in connection with or arising from such Claim, the Indemnitor shall have the right to assume control of the defense, compromise or settlement of such Claim from the Indemnified Party at any time by giving written notice of such election to the Indemnified Party.  If the Indemnitor timely gives notice as provided above in this Section 10.4 or assumes control of the defense, compromise or settlement of any Claim, the Indemnified Party shall cooperate in connection with such Claim and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Claim, as to which the Indemnitor has so elected to conduct and control the defense thereof; and provided further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld) pay, compromise or settle any such Claim (i) in any case where the Indemnitor has not acknowledged its obligation to provide indemnification to the Indemnified Party under this Agreement or the Assumption Agreement, or (ii) seeking any relief against an Indemnified Party other than monetary damages; and provided further, that the Indemnitor shall, at any time prior to the settlement or commencement of trial with respect to any Claim, tender the defense, compromise and settlement of such Claim to the Indemnified Party should the Indemnitor reasonably determine, based upon the information furnished to it by the Indemnified Party or obtained by the Indemnitor in the course of defending the Claim, that the Indemnitor is not obligated to provide indemnification to the Indemnified Party under this Agreement or the Assumption Agreement.

10.5         Interest.  In the case of any payments made or costs or damages incurred and paid by a party, interest on the amount thereof shall accrue beginning the date any Loss is paid by the Indemnified Party or a date thirty (30) days after written notice of the claim is given, whichever is later, provided that such notice is accompanied by documentation describing the basis of such claim in reasonable detail for evaluation; provided further, however, that the claiming party shall only be entitled to receive such interest to the extent that it is determined that such party is entitled to indemnification hereunder.  Interest shall accrue until the claim is paid in full at a variable rate equal to the prime interest rate (as published in the Money Rates column of The Wall Street Journal) on the date that such interest begins to accrue.

10.6         Remedies.  The Parties hereto expressly acknowledge and agree that all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available; provided, however, the Parties agree that all such remedies shall be subject to the limitations set forth in this Section 10.6 and in Section 10.7.  No Indemnitor shall be liable or otherwise responsible to any Person for special, consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this Agreement or the performance or breach hereof; provided, however, that the foregoing shall not apply to any amounts paid or owed by an Indemnified Party with respect to any Claim by a third party.  No Party shall be liable for any indemnification pursuant to this Article 10 for any claims for misrepresentations and breaches of warranty that are the basis upon which any other Party has terminated its Agreement pursuant to Section 12.1 or that are based on misrepresentations and breaches of warranty that have been expressly and specifically waived in writing.  In addition to the limitations set forth in Section 10.7, the maximum amount for which the Seller Parties shall be liable under this Agreement with respect to a breach or failure of any representation, warranty or covenant pertaining to a Surplus or Excess Lines Qualification because such Surplus or Excess Lines Qualification is not valid, in force, unimpaired and in good standing on the Closing Date, shall be equal to the amount of the adjustment to the Purchase Price provided for in Section 2.2 so long as the sum of the respective percentages attributable to the remaining jurisdictions, calculated using the percentages set forth opposite the name of each jurisdiction in Section 2.2 of the Disclosure Schedule, total an amount equal to or greater than the percentage set forth in Section 6.1(h).

10.7         Limitations on Indemnification.  The maximum amount for which the Seller Parties shall be liable under Section 10.1(i) shall not exceed in the aggregate an amount equal to the Purchase Price less Five Million Dollars ($5,000,000.00) (the “Cap”).  No Loss shall be indemnifiable under Section 10.1(i) or considered in determining the amounts for which indemnity would otherwise be provided under Section 10.1(i) unless and until the aggregate amount of Losses claimed under Section 10.1(i) exceeds $100,000, after which the Seller Parties shall be liable back to and include the first dollar of aggregate Losses so claimed, such that such amount is a threshold and not a deductible (the “Threshold”); provided that the Seller Parties’ liability under Section 10.1(i) for Losses that arise from the breach of the representations and warranties of Seller Parties set forth in Sections 4.1(b), 4.1(c), 4.1(e), 4.1(f), 4.1(m) and 4.1(o) shall not be subject to the Cap or the Threshold.   Nothing set forth in this Section 10.7 limits the Seller Parties’ liability for breach of any of the representations and warranties of the Seller Parties of which the Seller Parties had actual knowledge at any time prior to the date on which such representation or warranty was made or any intentional breach by the Seller Parties of any covenant or obligation hereunder.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Except as provided in Section 9.3(g), each representation and warranty made by the Seller Parties and the Buyer shall survive the Closing and remain in effect until the expiration of two (2) years following the Closing; provided, however, that the representations, warranties and covenants contained in Sections 4.1(f), 4.1(o), 4.1(u)(1) and 15.14 shall survive the Closing indefinitely and the representations and warranties contained in Section 4.1(s) shall survive the Closing for sixty (60) days after the expiration of the applicable statute of limitations, and each such representation and warranty shall be fully applicable and effective whether or not any of the Parties rely in fact thereon or have knowledge (acquired either before or after the date hereof, and whether from the other Party or from its own investigation) of any fact at variance with, or of any breach of, any such representation or warranty.

ARTICLE 12

TERMINATION

12.1         Termination of Agreement.  Prior to the Closing, the Parties may terminate this Agreement as provided below:

(a)           the Buyer and the Seller Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           the Buyer may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing in the event (i) the Seller Parties have given the Buyer any notice pursuant to Section 5.5 and (ii) the development that is the subject of the notice has had or is reasonably expected to have a material adverse effect on the ability of the Seller Parties to meet the conditions specified in Section 6.1 and Article 7 or otherwise consummate the transactions contemplated hereby;

(c)           the Seller Parties may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event (i) the Buyer has given the Seller Parties notice pursuant to Section 5.5 and (ii) the development that is the subject of the notice has had a material adverse effect on the ability of the Buyer to meet the conditions specified in Section 6.2 and Article 8 or otherwise consummate the transactions contemplated hereby;

(d)           by any Party if all regulatory approvals required by the Oklahoma Insurance Department and the Texas Department of Insurance have not been obtained by November 15, 2007, or the Closing shall not have been consummated by December 15, 2007, for any reason; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any Party whose action or failure to act has been the principal cause of the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(e)           by the Buyer if any Governmental Authority shall have issued an injunction, judgment, order, decree or taken any other action which, in any case, would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing, or (iii) permit consummation of the transactions contemplated by this Agreement only subject to one or more conditions or restrictions that has had or could have a Material Adverse Effect, which action is final and nonappealable;

(f)            by the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller Parties set forth in this Agreement or if any representation or warranty of the Seller Parties shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the Closing Date; provided that the Buyer may not terminate this Agreement under this Section 12.1(f) if such inaccuracy in the representations and warranties or breach by the Seller Parties is cured by the Seller Parties prior to the Closing Date, provided further that the Seller Parties and the Company continue to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 12.1(f) if the Buyer shall have materially breached this Agreement); and

(g)           by the Seller Parties, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied as of the Closing Date; provided, that the Company may not terminate this Agreement under this Section 12.1(g) if such inaccuracy in the Buyer’s representations and warranties or breach by the Buyer is cured by the Buyer prior to the Closing Date, provided further that the Buyer continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller Parties may not terminate this Agreement pursuant to this Section 12.1(g) if the Seller Parties shall have materially breached this Agreement).

12.2         Effect of Termination.  In the event of the termination of this Agreement by the Seller Parties or the Buyer pursuant to this Article 12, this Agreement shall become null and void and of no further force or effect, except for the provisions of (i) Article 14 relating to the obligation of each of the parties to keep confidential certain Information obtained by it, (ii) Article 13 relating to certain expenses, and (iii) this Article 12, and except that nothing in this Article 12 shall be deemed to release any Party from any liability for any prior willful breach by such Party of the terms and provisions of this Agreement.

ARTICLE 13

EXPENSES

Except as otherwise expressly provided herein, the Buyer and the Seller Parties shall each pay all of their own fees, expenses and costs in connection with this Agreement and the transactions and deliveries contemplated hereby, including without limitation, fees of attorneys and financial advisors, and any brokers or finders which may have been retained by such Party in connection with this transaction.

ARTICLE 14

CONFIDENTIALITY

Each of the Seller Parties and the Buyer agree to hold, and to cause their respective Affiliates and representatives to hold, all books, records, data and information (collectively, the “Information”) furnished to it (or its Affiliates or representatives) by or on behalf of the other Party in connection with the transactions contemplated by this Agreement in confidence to the extent required by, and in accordance with, Section 7 of the Letter of Intent Regarding the Purchase of General Agents Insurance Company of America, dated May 16, 2007 (the “Confidentiality Agreement”) between the Buyer and the Parent.

ARTICLE 15

MISCELLANEOUS

15.1         No Third-Party Beneficiaries.  Except as specifically provided in Article 10, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

15.2         Entire Agreement.  This Agreement (including its exhibits and schedules), the Ancillary MGA Agreements, the Guaranty Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the subject matter hereof and thereof and supersede any prior or contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, with respect thereto, including the Letter of Intent Regarding the Purchase of General Agents Insurance Company of America, dated May 16, 2007, among the Parent and Montpelier Re Holdings Ltd., other than Section 7 thereof.

15.3         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties except that the Buyer may assign its interest hereunder, without the consent of the other Parties hereto, to any Affiliate of the Buyer, in which case the Buyer shall remain liable for all of its obligations under this Agreement.

15.4         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.5         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.6         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by a reputable overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller Parties, to:

GAINSCO, INC.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75219-5134

Attention:  Daniel J. Coots, Chief Financial Officer

Facsimile:  (972) 629-4401

Telephone:  (972) 629-4407

With a copy to:

John S. Daniels

General Counsel

GAINSCO, Inc.

3333 Lee Parkway, Suite 1200

Dallas, Texas 75218

Facsimile: (972) 629-4401

Telephone: (972) 629-4411

And an additional copy to:

Barry Senterfitt

Akin Gump Strauss Hauer & Feld LLP

300 West 6th Street, Suite 2100

Austin, Texas 78701

Facsimile: (512) 499-6290

Telephone: (512) 499-6216

If to the Buyer, to:

Montpelier Re U.S. Holdings Ltd.

One Constitution Plaza, 5th Floor

Hartford, Connecticut  06103

Attention:   Robert W. Heagney, Esq.

General Counsel

Facsimile:  (860) 838-4492

Telephone:  (860) 838-4464

E-mail:  rob.heagney@montpelierus.com

With a copy to:

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

P.O. Box HM 2079

Hamilton HM HX Bermuda

Attention:   Jonathan B. Kim, Esq.

General Counsel

Facsimile:  (441) 296-4358

Telephone:  (441) 297-9595

E-mail:  jonathan.kim@montpelierre.bm

And an additional copy to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, Connecticut 06103-1919

Attention:  John H. Lawrence, Jr., Esq.

Facsimile:  (860) 251-5211

Telephone: (860) 251-5139

E-mail:  jlawrence@goodwin.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, regular mail or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

15.7         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15.8         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.9         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.10       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including, without limitation, the Disclosure Schedule) and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement set forth in the preface.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The phrase “capital stock” or “capital stock of the Company” shall refer to any ownership, membership, voting or other equity interest in the Company.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a person are also to its successors and permitted assigns.  The covenants and agreements of the Parties shall survive until the expiration of the time period for their performance as provided herein.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

15.11       Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if fully set forth herein.

15.12       Consent to Jurisdiction.  Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in a United States District Court located in Chicago, Illinois or in the courts of the State of Illinois located in Chicago, and each party hereto agrees not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each Party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given properly pursuant to the United States Federal Rules of Civil Procedure or other applicable rules.

15.13       Enforcement.  The Parties agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

15.14       Non-Duplication.  Notwithstanding any provision in this Agreement or in any other agreement entered into pursuant hereto, the intent of the Parties with respect to this Agreement and all other agreements related to the sale of the Company by the Seller Parties to the Buyers is that any payment made, or any obligation to make a payment owed, by the Seller Parties, or either of them, to the Buyer (or to the Company) shall not be duplicative of any other payment or obligation made or owed under this Agreement or any other agreement entered into pursuant to the terms of this Agreement, including without limitation any of the Ancillary MGA Agreements or the Guaranty Agreement.  This principle shall apply regardless of the number of agreements under which an obligation may be owed by the Seller Parties and regardless of the number of different Persons that may be individually entitled to recover.

*       *       *       *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

The Seller Parties:

GAINSCO, INC

By:	/s/ Glenn W. Anderson
Name: Glenn W. Anderson
Title: President and Chief Executive Officer

MGA INSURANCE COMPANY, INC.

By:	/s/ Glenn W. Anderson
Name: Glenn W. Anderson
Title: President and Chief Executive Officer

The Buyer:

MONTPELIER RE U.S. HOLDINGS LTD.

By:	/s/ Kernan V. Oberting
Name: Kernan V. Oberting
Title: President